UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

UNDER SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

IMAGING DIAGNOSTIC SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Florida	22-2671269
(State of incorporation)	(IRS employer Ident. No.)

1291-B NW 65th Place, Fort Lauderdale, FL.	33309
(address of principal office)	(Zip Code)

(954) 581-9800

(Registrant’s telephone number, including area code)

With copies to:

Robert B. Macaulay, Esq.

Carlton Fields Jorden Burt, P.A.

100 S.E. Second Street, Suite 4200

Miami, FL 33131

Securities to be registered under Section 12(b) of the Exchange Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, No Par Value Per Share

(Title of class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

EXPLANATORY NOTE

You should rely only on the information contained in this Form 10 registration or in a document referenced herein. We have not authorized anyone to provide you with any other information that is different. You should assume that the information contained in this Form 10 registration is accurate only as of the date hereof except where a different specific date is set forth.

Imaging Diagnostic Systems, Inc. is voluntarily filing this registration statement on Form 10 (the “Registration Statement”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) to register its common shares, no par value.

Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the 1934 Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the 1934 Act applicable to issuers filing registration statements pursuant to Section 12(g) of the 1934 Act.

As used in this registration statement, unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our,” or “IDSI” refers to Imaging Diagnostic Systems Inc., a Florida corporation.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This registration on Form 10 contains “forward-looking statements” within the meaning of the federal securities laws and use terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “projects”, “potential,” or “continue,” or the negative or other comparable terminology regarding beliefs, plans, expectations, or intentions regarding the future. These forward-looking statements involve substantial risks and uncertainties, and actual results could differ materially from those discussed and anticipated in such statements. These forward-looking statements include, among others, statements relating to our business strategy, which is based upon our interpretation and analysis of trends in the healthcare treatment industry, especially those related to the diagnosis and treatment of breast cancer, and upon management’s ability to successfully develop and commercialize its principal product, the CTLM®. This strategy assumes that the CTLM® will provide benefits, from both a medical and an economic perspective, to current alternative techniques for diagnosing and managing breast cancer. Factors that could cause actual results to materially differ include, without limitation, the timely and successful completion of our clinical trials required by the U.S. Food and Drug Administration (“FDA”) and China Food and Drug Administration (“CFDA”); the timely and successful submission of our CFDA and FDA applications and our ability to obtain marketing clearance; manufacturing risks relating to the CTLM®, including our reliance on a single or limited source or sources of supply for some key components of our products as well as the need to comply with especially high standards for those components and in the manufacture of optical imaging products in general; uncertainties inherent in the development of new products and the enhancement of our existing CTLM® product, including technical and regulatory risks, cost overruns and delays; our ability to accurately predict the demand for our CTLM® product as well as future products and to develop strategies to address our markets successfully; the early stage of market development for medical optical imaging products and our ability to gain market acceptance of our CTLM® product by the medical community; our ability to expand our international distributor network for both the near and longer-term to effectively implement our globalization strategy; our dependence on senior management and key personnel and our ability to attract and retain additional qualified personnel; risks relating to financing through private placements or other working capital financing arrangements; technical innovations that could render the CTLM® or other products marketed or under development by us obsolete; competition; risks and uncertainties relating to intellectual property, including claims of infringement and patent litigation; risks relating to future acquisitions and strategic investments and alliances; and reimbursement policies for the use of our CTLM® product and any products we may introduce in the future. There are also many known and unknown risks, uncertainties and other factors, including, but not limited to, technological changes and competition from new diagnostic equipment and techniques, changes in general economic conditions, healthcare reform initiatives, legal claims, regulatory changes and risk factors detailed from time to time in our Securities and Exchange Commission filings that may cause these assumptions to prove incorrect and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those described above or elsewhere in this registration. All forward-looking statements and risk factors included in this document are made as of the date of this Form 10 Registration based on information available to us as of the date of this registration, and we assume no obligation to update any forward-looking statements or risk factors. The occurrence of any of the events described as risk factors or other future events could have a material adverse effect on our business, results of operations and financial position. Since our common stock is considered a “penny stock,” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). You are cautioned not to place undue reliance on these forward-looking statements.

IMAGING DIAGNOSTIC SYSTEMS, INC.

FORM 10

i

ITEM 1. BUSINESS.

General Information

Our business address is 1291-B NW 65th Place, Fort Lauderdale, FL 33309. Our Internet website address is www.imds.com. The information contained in, or that can be accessed through, our website is not part of this Form 10 registration statement.

Imaging Diagnostic Systems, Inc. (“IDSI”) is a late development stage medical technology company. Since inception in December 1993 as a Florida corporation and subsequently its reverse merger with Alkan Corp., a New Jersey Corporation on April 14, 1994, we continued operations and changed our state of incorporation from New Jersey to Florida, effective July 1, 1995. On July 14, 1995, we filed with the United States Securities and Exchange Commission (“SEC”) a Form 10 SB for registration of our securities as a small business issuer. The Form 10 SB was declared effective in September 1995 and our stock began trading on the OTC Bulletin Board (OTC:BB) on September 20, 1995 under the symbol IMDS. We became a fully reporting company under Commission File Number 0-26028 and traded on the OTC:BB and then on the OTC:QB and ultimately on the OTC PINK until September 25, 2014, at which time our registration was revoked by the SEC for failure to timely file our required periodic reports. Our latest quarterly report on Form 10-Q was filed on May 15, 2013, for the quarter ended March 31, 2013. Our last annual report on Form 10-K was filed on October 15, 2012, for the year ended June 30, 2012. Copies of our SEC reports through the date of revocation (the “Prior Reports”) are available at www.sec.gov.

As of the date of this Form 10 registration, we have had no substantial revenues from our operations and have incurred net losses applicable to common shareholders since inception through June 30, 2018, of $133,064,117 after discounts and dividends on preferred stock. We incurred net losses applicable to common shareholders of $2,203,400 for fiscal 2018 and $2,727,517 for fiscal 2017. We anticipate that substantial losses from operations will continue until we obtain marketing clearance through the China Food and Drug Administration (“CFDA”) and begin to generate revenues through the sales of CTLM® systems in China, as we believe that we face substantial delays before receiving marketing clearance through the U.S. Food and Drug Administration (“FDA”). These losses will be primarily due to an anticipated increase in marketing, manufacturing and operational expenses associated with the international commercialization of the CTLM®, expenses associated with our CFDA and FDA approval processes, and the costs associated with advanced product development activities. IDSI believes that the majority owner of our outstanding common stock, Viable International Investments, LLC (“Viable”) will be able to provide sufficient financing through private placements and/or loans to support operations, to complete the approval processes and, in the event that we obtain marketing clearance, to have sufficient funding to launch the CTLM® in China and the U.S. There can be no assurance that we will continue to be funded by Viable and its affiliates. Finally, there can be no assurance that we will obtain CFDA or FDA marketing clearances or any other international marketing clearances, that the CTLM® will achieve market acceptance or that sufficient revenues will be generated from sales of the CTLM® to enable us to operate profitably.

Sale of Unregistered Securities resulting in a Change in Control

IDSI’s financial condition steadily deteriorated following the 2008 financial crisis and during the subsequent recession and weak economic recovery and by 2013 we found it impossible to raise the capital needed to continue operations, so our focus turned to finding an acquirer with the substantial financial resources and technical understanding required to complete the regulatory approval processes and bring the CTLM® to market domestically and internationally. Given our dire financial condition, we were fortunate to be introduced in February 2014 to Viable, a subsidiary of Sanya Wanbo (Viable) Investments, Ltd. Co (“Viable China”), registered in Sanya, Hainan, China. Viable China had been approved by the Ministry of Commerce of the People’s Republic of China (Certificate # 4600201400025) to invest in senior housing projects, medical equipment projects, etc. in the U.S.

On August 4, 2014, pursuant to a Securities Purchase Agreement (the “SPA”) dated as of June 27, 2014, among IDSI, Viable and certain affiliates of IDSI, Viable agreed to purchase 600 shares of the Company’s Series M convertible preferred stock (the “Preferred Stock”) for an aggregate purchase price of $6,000,000 ($10,000 per share) of which $100,000 was paid pursuant to a non-refundable deposit on June 27, 2014. The first closing as to 250 shares of Preferred Stock ($2,500,000) occurred on August 4, 2014.

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Pursuant to the SPA, Viable agreed to purchase an additional 350 shares of Preferred Stock in tranches of 200 shares ($2,000,000) on July 31, 2015, and 150 shares ($1,500,000) within 14 days after IDSI’s receipt of FDA marketing clearance. Based on the conversion price of the Preferred Stock, purchase of all of the Preferred Stock would provide Viable with beneficial ownership of 90% of our common stock based on the number of shares outstanding as of the date of the SPA. IDSI and Viable agreed to modify the timing of the second and third tranches of Viable’s investments so that the purchase of 200 shares of Preferred Stock ($2,000,000) closed on August 31, 2015, and the purchase of 150 shares of Preferred Stock ($1,500,000) closed on April 22, 2016, as Viable waived the condition of FDA marketing clearance.

Since 2016, we have financed our operations through loans by Viable and its affiliates and the private placement of common stock to Viable affiliates and independent Chinese investors. While we believe that Viable and its affiliates will be able to provide on commercially reasonable terms the funding we need until we achieve a positive cash flow from operations, there can be no assurance that we will receive such funding or that we will ever achieve profitability. If Viable fails to provide the anticipated funding, we would be materially adversely affected and may have to cease operations due to a lack of funding

Historical Overview

Since inception, we have been engaged in the development and testing of a laser breast imaging system that uses computed tomography and laser techniques designed to detect breast abnormalities. Our CT Laser Mammography system (“CTLM®”) has been initially commercialized on a limited basis in certain international markets where regulatory approvals have been obtained; however, it is not yet approved for sale in the U.S. market. The CTLM® system must obtain marketing clearance through the FDA before commercialization can begin in the U.S. market.

Similarly, the CTLM® has not yet been approved for sale in China, where we believe that we are within a few months of receiving marketing clearance from the CFDA; however, there can be no assurance that we will soon or ever receive CFDA approval. We believe that China will be our largest market until U.S. marketing clearance is received.

We have sold 26 CTLM® systems since inception. Since the Viable Acquisition in August 2014, we have ceased our international marketing effort and have focused on upgrading the CTLM® with the latest technology and obtaining marketing clearance in the U.S. and China. CTLM® version 2.0 was completed in 2016, and we are developing a CTLM® 3.0 prototype, which we believe will be ready for verification and validation testing in late 2019 or early 2020.

Our financial statements have been prepared assuming that we will continue as a going concern. Our auditors, in their report for the fiscal year ended June 30, 2018 stated that we have incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about our ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 “Going Concern and Management’s Plans”, in the Notes to the Financial Statements. The accompanying financial statements for the Fiscal Year ended June 30, 2018 to this Form 10 Registration do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

BREAST CANCER

Breast cancer is the most common cancer in women worldwide. According to the International Agency for Research on Cancer (IARC) and World Health Organization (WHO). It is estimated that more than 1.68 million new cases of breast cancer occurred among women worldwide in 2012, (using the most recent data available at time of submission) or up to 12% of all cancers. Breast cancer incidence rates around the world vary a great deal. In general, developed countries (such as the U.S., England and Australia) have higher rates than developing countries (such as Cambodia, Nepal and Rwanda).

According to information provided by www.breastcancer.org, about one in eight U.S. women will develop invasive breast cancer over the course of her lifetime. For 2017, an estimated 252,710 new cases of invasive breast cancer are expected to be diagnosed in women in the U.S. along with 63,410 new cases of non-invasive or in-situ breast cancer. For 2018, an estimated 266,120 new cases of invasive breast cancer and 63,960 new cases of noninvasive or in-situ breast cancer cases will be detected, showing an uptick. About 40,920 women in the U.S. are expected to die in 2018 from breast cancer, though death rates have been decreasing since 1989. Women under 50 have experienced larger decreases. These decreases are thought to be the result of treatment advances, earlier detection through screening and increased awareness.

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There is widespread agreement that screening for breast cancer, when combined with appropriate follow-up, will reduce mortality from the disease. How we measure response to treatment is called the 5 year survival rate, or the percentage of people who live 5 years after being diagnosed with cancer. According to the American Cancer Society and National Cancer Institute SEER data, the five-year relative survival rate of women who have cancer confined to the primary site or stage 0 / 1 is 98-100%. It decreases from 98% to 84% after the cancer has spread to the lymph nodes (stage 2), and to 23% (stage 4) after it has spread to other organs such as the lung, liver or brain. A major problem with current detection methods is that studies have shown that mammography does not detect 10%-20% of breast cancers that are detected by physical exam alone, which may be attributed to a falsely negative mammogram.

From another source, the National Cancer Institute estimates that around 252,710 women will be diagnosed with breast cancer in 2017 in the US. In addition, in 2017 it is estimated that around 40,610 American women will die of breast cancer. Between the years of 2007 and 2013, the 5 year survival rate after a breast cancer diagnosis was 89.7% (National Cancer Institute SEER statistics). Recent statistics show that between the years of 2010 and 2014 there were 124.9 (per 100,000) new cases of breast cancer. In comparison to this there were 21.2 (per 100,000) deaths

Breast cancer screening is generally recommended as a routine part of preventive healthcare for women over the age of 20 (approximately 90 million in the United States). Besides skin cancer, breast cancer is the most commonly diagnosed cancer among U.S. women. For these women, the American Cancer Society (ACS) has published guidelines for breast cancer screening including: (i) monthly breast self-examinations for all women over the age of 20; (ii) a clinical breast exam (CBE) every three years for women in their 20s and 30s; (iii) a baseline mammogram for women by the age of 40; and (iv) an annual mammogram for women age 40 or older (according to the American College of Radiology). Unfortunately, the U.S. Preventive Task Force Guidelines have stirred confusion by recommending biennial screening mammography for women ages 50-74.

Each year, approximately eight million women in the United States require diagnostic testing for breast cancer due to a physical symptom, such as a palpable lesion, pain or nipple discharge, discovered through self or physical examination (approximately seven million) or a non-palpable lesion detected by screening x-ray mammography (approximately one million). Once a physician has identified a suspicious lesion in a woman’s breast, the physician may recommend further diagnostic procedures, including a diagnostic x-ray mammography, an ultrasound study, a magnetic resonance imaging procedure, or a minimally invasive procedure such as fine needle aspiration or large core needle biopsy. In each case, the potential benefits of additional diagnostic testing must be balanced against the costs, risks and discomfort to the patient associated with undergoing the additional procedures.

Breast cancer can be lumped into Non-invasive (or in-situ) or Invasive: In-situ tissue types include ductal carcinoma in-situ (DCIS) or lobular carcinoma in-situ (LCIS). 20% of breast cancers are in-situ. 80% of breast cancers are invasive or infiltrating beyond their glandular or ductal origins. Breast cancers are subdivided by molecular surface markers or hormonal receptor types that determines aggressiveness, and selection for therapeutic options. To be brief, these subtypes are: 1. Luminal A (HR+/HER2-); 2. Triple Negative (HR-/HER2-); 3. Luminal B (HR+/HER2+); and 4. HER 2 Enriched (HR-/HER2+).

There is widespread agreement that screening for breast cancer, when combined with appropriate follow-up, will reduce mortality from the disease. According to the National Cancer Institute (NCI), the five-year relative survival rate of women who have cancer confined to the primary site is 98%. It decreases from 98% to 84% after the cancer has spread to the lymph nodes (stage II), and to 23% after it has spread to other organs such as the lung, liver or brain. A major problem with current detection methods is that studies have shown that mammography does not detect 10%-20% of breast cancers detected by physical exam alone.

The strongest risk factor for breast cancer is a women’s age. A woman’s breast cancer risk increases with age. The risk of breast cancer, however, is not the same for all women in a given age group. Research has shown that women with mammographically dense breasts have a higher risk of developing breast cancer. Connective and glandular tissue of the breast are mammographically dense and appear white on a mammogram, compared to fatty tissue of the breasts which appears dark or black because it is not mammographically dense. Women who have a high percentage of breast tissue that appears dense on a mammogram have a higher risk of breast cancer compared to women of similar age who have a smaller percentage or no dense breast tissue by as much as 1.5 X higher risk than the average woman. In general, younger women have dense breasts more often than older women. As a woman ages, the amount of glandular tissue naturally decreases and the amount of fatty tissue increases. Abnormalities - such as tumors in dense breasts - can be more difficult to detect on a mammogram because tumors often also appear white, which blends with dense breast stroma. According to the National Cancer Institute and American College of Radiology, approximately 50% of women in the U.S. are classified as having dense breasts (or BI-RADS type 3 or type 4 - defined as heterogeneously dense or extremely dense).

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Due in part to the limitations in the ability of the currently available modalities to identify malignant lesions, a large number of patients with suspicious lesions proceed to surgical biopsy, an invasive and expensive procedure. Approximately 1.6 million surgical biopsies are performed each year in the United States, and about 20% of the tests find cancer. The average cost of a surgical biopsy ranges from approximately $1,000 – 5,000 per procedure. Thus, biopsies of benign breast tissue may cost the U.S. healthcare system approximately $5.28 billion annually, using $3,303 per biopsy which is what a patient’s insurance company would pay according to HealthCareBlueBook.com. Fair Prices for a breast biopsy depend on one’s zip code in the U.S. and are rated based upon being a bedside, open, MRI-guided, Stereotactic-guided, or Ultrasound-guided biopsy. In addition, biopsies result in pain, scarring, potential for infection and sometimes undue anxiety to patients. Patients who are referred to biopsy usually are required to schedule the procedure in advance and generally must wait up to 72 hours for their biopsy results.

Race and ethnicity play into the incidence and the mortality from breast cancer. According to the American Cancer Society, incidence and death rates for breast cancer are higher among non-Hispanic Whites and non-Hispanic Blacks rather than other racial/ethnic groups. Asians and Pacific Islander women have the lowest incidence and death rates from breast cancer.

Since we believe the CTLM® will achieve significant market penetrance in China, it is important to discuss the demographics of breast cancer in China. Breast cancer is the most common cancer among women in China, according to the latest data from China’s national cancer registry. An analysis of the data reveals that the incidence of breast cancer in China has increased at a rate of around 3.5% a year from 2000 to 2013, compared with a drop of 0.4% a year over the same period in the US. The analysis also reveals that breast cancer rates are higher in urban areas of China than in rural areas. And the higher the population density, the higher the rate. For small cities (population below 500,000), the incidence of breast cancer is 30 per 100,000. For medium-sized cities (population between 500,000 to 1,000,000), it is 40 in 100,000. And for large cities (population above 1m), the incidence rate is 60 per 100,000 women.

There are many theories as to why China is seeing a marked rise in breast cancer rates. These include:

a.	With the rapid development of China’s economy, more and more people have moved from rural areas and towns to large cities. As a result, many “megacities” have sprung up. By 2014, China had six megacities with populations above 10m. It is very likely that urbanization is having a big impact on breast cancer incidence in China.
b.	Having more than one child lowers breast-cancer risk. With the one-child policy in place since 1979, most women – especially if they worked in the city – had to strictly follow the policy in order to avoid being fined. Although the one-child policy rule was replaced in 2015 with a two-child policy rule, the possible benefit on breast cancer incidence will probably take 15 to 20 years to show.
c.	Women are also less likely to breastfeed than previous generations, which may be another contributing factor. Research has shown that both pregnancy and breastfeeding reduce a woman’s risk of developing cancer, because they reduce the lifetime number of menstrual cycles. As a result, women are exposed to less estrogen. (estrogen can stimulate breast cancer cells to grow.) It has also been hypothesized that breast cells need to mature in order to produce milk and mature cells are more resistant to becoming cancer cells.
d.	In modern China, women are generally less physically active than they were in previous generations. A study published in the International Journal of Behavioral Nutrition and Physical Activity, shows that levels of physical activity for adults in China fell by nearly half between 1991 and 2011, and they declined more rapidly for women than for men.
e.	Aging is the biggest risk factor for breast cancer. Women are living longer in China, which is a key factor related to the increased incidence of breast cancer in the country. As people get older, there is more genetic damage and less ability to repair the damage.

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With increasing incidence and mortality, cancer is the leading cause of death in China and is a major public health problem. Because of China’s massive population (1.37 billion), previous national incidence and mortality estimates have been limited to small samples of the population using data from the 1990s or based on a specific year. With high-quality data from an additional number of population-based registries now available through the National Central Cancer Registry of China, the authors analyzed data from 72 local, population-based cancer registries (2009-2011), representing 6.5% of the population, to estimate the number of new cases and cancer deaths for 2015. Data from 22 registries were used for trend analyses (2000-2011). The results indicated that an estimated 4,292,000 new cancer cases and 2,814,000 cancer deaths would occur in China in 2015, with lung cancer being the most common incident cancer and the leading cause of cancer death. Exact details on breast cancer incidence and rates can be found in the journals Thoracic Cancer 8; 2017, pages 214-218 and the Journal of Gynecological Oncology 2018, Jan; 29 (1).

Because of China’s large population, even with a small percentage improvement on cancer prevention, a sizeable number of women’s lives could be saved. There are many risk factors that can be reduced by raising cancer awareness and having better education on diet, exercise, stress reduction as well as improving breast cancer screening. Public health authorities in China can play a crucial role in developing well-defined strategies to tackle the issue and reduce the breast cancer burden in China.

SCREENING AND DIAGNOSTIC MODALITIES

Mammography is an x-ray imaging modality commonly used for both routine breast cancer screening and as a diagnostic tool. A mammogram produces either film-screen (analog) or electronic digital images of the internal structure of the breast, nipple, axilla and surrounding tissues. In a screening mammogram, physicians seek to detect unknown or asymptomatic lesions, while a diagnostic mammogram seeks to characterize suspicious or palpable lesions.

In the United States, a certified technologist performs the x-ray procedure under the Congressional Mammography Quality Standards Act (MQSA). MQSA was enacted to improve x-ray breast cancer detection studies by regulating machine specifications, quality control procedures, technologist training and certification, and Radiologist training, certification, and triennial continuing medical education. Still, mammography is viewed as an ‘imperfect’ breast cancer detection tool and is often supplemented with follow-up studies including additional mammographic views at later dates, closer physical examination of the patient, adjunctive ultrasound exams, and, when available, breast MRI, scintimammography, and/or biopsy.

Because x-ray mammography exposes the patient to radiation, the American Cancer Society recommends that mammograms be limited to once per year. X-ray mammography is documented to be less effective for women with dense breasts. X-ray mammography machines use mechanical means to squeeze, flatten, or compress the breast and reduce the volume so that x-rays may penetrate more uniform tissue. These techniques are technically necessary but are sometimes painful and often uncomfortable to patients. Most mammography exams include 2 views of each breast which equates to 4 compressions per session or up to 8 compressions in women with bilateral breasts prostheses. For diagnostic purposes, some centers are using contrast-enhanced mammography as a way to assess for tumors that take up iodinated contrast, increasing sensitivity.

For an uninsured patient, the average U.S. cost for a mammogram is $102. The Medicare billing of a diagnostic mammogram is approximately $118 to $138 per procedure and requires the use of x-ray equipment ranging in cost from $75,000 to $225,000 for film screen. Aggregate cost of mammography screening in the U.S. is recently estimated at $7.8 billion per year.

Digital Mammography

Digital mammography, also referred to as “full-field digital” mammography, is the latest form of breast x-ray examination. These systems eliminate the use of x-ray film and record images directly on electronic panels. The digital images can then be manipulated, examined on an electronic viewing station, and subjected to computed added detection or CAD.. However, the limitations of conventional mammography still exist in digital mammography. Digital mammograms can be acquired as 2D or 3D, using breast tomosynthesis. Although 3D mammograms are better at detecting more abnormalities (especially in denser breasted women), they do results in higher recall rates, twice the breast radiation dose, take longer for the Radiologist to read, and cost the patient and system more money. The “miss rate” from using 3D mammograms has yet to be established. Many U.S. insurance companies still will not cover a 3D digital mammogram.. Digital mammography units sell at around $300,000 for 2D digital units and up to $500,000 for 3D digital units and Medicare billing for these tests range from $170 to $200.

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Magnetic Resonance Imaging

Magnetic resonance imaging (“MRI”) produces images using a magnetic field and radiofrequency (RF) gradients under computer control to produce multiplanar and multi-sequenced images that are sensitive to detecting a variety of pathologic processes. MRI has proven effective in imaging breasts with prosthetic implants, characterizing benign breast processes, detecting primary or recurrent cancer, evaluating the response to chemotherapy and serving as an additional imaging option when mammography or ultrasound fails to provide sufficient diagnostic conclusions.

MRI offers the advantage over x-ray that not only visualizes fine details in breast tissue but also detects patterns of enhancement, altered blood flow and angiogenesis associated with malignancies, by using a paramagnetic agent called gadolinium (which must be injected into the patient’s veins and sometimes requires screening for renal insufficiency).. The disadvantages are that MRI systems are not widely available in the global market and the costs of using conventional MRI scanners for breast exams are sometimes prohibitive. Dedicated breast MRI systems sell for approximately $1,200,000 and total billing is approximately $1,500, depending on whether the service is provided in a free-standing imaging center, hospital, and is billed either self-pay, private insurance or Medicare .

Ultrasound

Ultrasound imaging is routinely used in breast imaging practices. Ultrasound (U/S) systems can image breast tissue by ’sonar’ techniques. Sound transducers are placed directly on breast tissue coupled with an acoustic gel substance. Trained sonographers locate suspicious or targeted areas by moving the transducer over the whole breast or over the region of interest. Breast ultrasound can be performed by a trained medical professional or it can also be done in an automated fashion. Sonographers generally acquire images in the United States. In some countries mostly outside the U.S., physicians directly perform the study and interpret the results. Ultrasound images are localized to areas of suspicion generally but not always detected by a previous mammogram. If mammographic results suggest the presence of a lesion, ultrasound may help differentiate a solid from a cystic mass, determine vascularity, concurrent adenopathy, and locate a safe biopsy access site. The global Medicare reimbursement rate for diagnostic bilateral breast ultrasound is approximately $164 per procedure and requires the use of capital equipment ranging in cost from approximately $60,000 to $400,000 depending upon unit hardware configuration, software platforms, and transducer selections.

Optoacoustic Imaging

This patented technology uses a combination of anatomic and functional imaging via the use of laser optics and conventional ultrasound. Optoacoustic imaging looks for tumor angiogenesis. The main company in this field - Seno Medical Instruments (“Seno”) - uses proprietary laser techniques to locate oxyhemoglobin and deoxyhemoglobin signatures in breast tumors and these patterns can help clinicians decide which tumors to target for biopsy. This device, which is undergoing Pre-Market Approval and clinical pivotal studies, appears to be close to FDA approval and is expected to be ready for market sales in late 2018.

Single-Breath Photoacoustic Computed Tomography

This new modality called BH-PACT, similar to CTLM® discussed below, features a deep penetration depth (4 cm in vivo) with high spatial and temporal resolutions (255 µm in-plane resolution and a 10 Hz 2D frame rate). By scanning the entire breast within a single breath hold (~15 s), a volumetric image can be acquired and subsequently reconstructed utilizing 3D back-projection with negligible breathing-induced motion artifacts. SBH-PACT clearly reveals tumors by observing higher blood vessel densities associated with tumors at high spatial resolution, showing early promise for high sensitivity in radiographically dense breasts. In addition to blood vessel imaging, the high imaging speed enables dynamic studies, such as photoacoustic elastography, which identifies tumors by showing less compliance. The research group imaged breast cancer patients with breast sizes ranging from B cup to DD cup, and skin pigmentations ranging from light to dark. SBH-PACT identified all the tumors without resorting to ionizing radiation or exogenous contrast, posing no health risks. Diffuse optical tomography has been investigated to provide functional optical contrast. However, the spatial resolution of the current prototypes limits their clinical use. Overall, each modality has notable advantages and limitations. Photoacoustic computed tomography (PACT) is a promising complementary modality that overcomes many of these limitations.

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By developing this advanced breast imaging modality, they provided a promising tool for future clinical use including not only screening, but also diagnostic studies to determine extent of disease, to assist in surgical treatment planning, and to assess responses to neoadjuvant chemotherapy. Compared to mammography, SBH-PACT utilizes non-ionizing radiation, shows early promise for sensitivity in radiographically dense breasts, and imposes less or no pain by only slightly compressing the breast against the chest wall. Because the average hemoglobin concentration in malignant tumors is generally twice that in benign tumors and using hemoglobin as the contrast, SBH-PACT can potentially monitor breast cancer’s response to neoadjuvant chemotherapy by acquiring information similar to that of contrast-enhanced MRI, yet with finer spatial resolution, higher imaging speed, and only endogenous contrast. This new modality is under development at Caltech Optical Imaging Laboratory at the California Institute of Technology.

Breast Elastography

This sonographic technology is increasingly being used to better characterize breast lesions, by improving specificity of B-mode ultrasound. Two elastrography modes are available: free-hand and sheer-wave. Tissues have different elastic moduli and deform relative to its intrinsic stiffness. Breast Ultrasound Elastrography (BUE) has a 87% sensitivity, 90% specificity, and 88% diagnostic accuracy in defining breast lesions as either malignant or benign. BUE is intended to have a high negative predictive value by reducing false positives. There are many quantitative and qualitative scoring systems to characterize lesions by using BUE. Such schemata have been incorporated into the newest ACR Ultrasound BIRADS Lexicon manual. . By using these methods to characterize breast lesions, BUE is reported to increase diagnostic confidence, reduce unnecessary short-term follow up and unneeded biopsy of benign breast tumors.

Molecular Breast Imaging

This technique of MBI uses a nuclear medicine agent called 99mTc Sestamibi, which is injected into the bloodstream and tends to accumulate in cancer cells within the breast, based on differences in metabolism. Then the breast is imaged on 1 or 2 detectors for up to 40 minutes total or 10 minutes per breast x 2 views. MBI is a functional study and the injected agent emits gamma rays which are identified on a scintillation crystal. By using MBI, there is added radiation dose to the patient equal to 2/3 of the background dose but at the added benefit of detecting 8 more cancers per 1000 women when compared to mammography alone. This is an alternative study in women who have dense breasts and cannot undergo MRI but should not be used in pregnant women.

Positron Emission Mammography

Positron emission mammography is a combination anatomic functional study of the breast utilizing a radiation emitting agent called FDG or 18-fluorodeoxyglucose or FDG-18 that is taken up in cancer cells that are utilizing glucose as an energy source. This procedure requires the patient to fast for up to 6 hours, requires 40 minutes total of scan time and is used to determine recurrence of cancer from scar tissue, when women cannot undergo MRI, or response to treatment. Because of the moderately high radiation dose, it is not used for screening but more for problem solving.

CTLM®

The CTLM® system is a Diffuse Optical Tomography (DOT) CT-like scanner. Its energy source is a laser beam portion of the electromagnetic spectrum not ionizing radiation such as is used in conventional x-ray mammography or CT scanners. We believe that the advantages of imaging without ionizing radiation are very significant. CTLM® is an emerging imaging modality offering the potential of functional imaging equivalent, which can visualize the process of angiogenesis - that may be used by the radiologist or responsible physician to distinguish between benign and malignant tissue. X-ray mammography is a well-established method of imaging the breast but has limitations especially in dense breast cases. While x-ray mammography and ultrasound generally produce two dimensional images (2D) of the breast, the CTLM® produces 3D images. Ultrasound is often used as an adjunct to mammography to help differentiate tumors from cysts or help to localize a biopsy site. We believe the CTLM® will be used to provide the radiologist with additional information to manage the clinical case via angiogenesis detection; help diagnose breast cancer earlier; reduce diagnostic uncertainty especially in mammographically dense breast cases; and may help decrease the number of biopsies performed for benign lesions. Because breast cancers nearly always develop in the dense glandular tissue of the breast (and very rarely in the fatty tissue), women who have mostly dense tissue on a mammogram are at an increased risk of breast cancer, via failed mammographic detection. Abnormalities in dense breasts can be more difficult to detect on a mammogram.

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The CTLM® technology is unique and protected by a combination of trade secrets and patents. A CTLM® breast exam is non-invasive and can be performed by a medical technologist. A patient lies face down or prone on a scanning table with one breast suspended naturally into a specially designed scanning chamber. The scanner images the breast in contiguous slices from chest wall to nipple in minutes. One breast is scanned at a time. The CTLM® is a sophisticated electro-mechanical scanner under microprocessor and computer control. Results are available immediately in digital format for comparison to mammography results, consultation, transmission to multimodality reading stations, or archiving.

Images and study results present as multiple-slice data sets which can be viewed slice-by-slice or as a 3D volume with image manipulation tools. Images are usually viewed in gray and green color shades, since color displays are common with other molecular imaging modalities such as nuclear medicine, PET, fMRI, and in radiation therapy imaging.

Since the Viable Acquisition we have focused on revitalizing the CTLM® technology. We completed the upgrade of the CTLM® to the CTLM® 2.0 in late 2016. We took the following principal steps in this upgrade:

●	Collecting and archiving all the documents to build the gantry and the cover of the scanner.
●	Collecting and archiving all the documents to build the controllers of the scanner.
●	Collecting and archiving all the software codes that are necessary to maintain the scanner.
●	Simulating industry standard architecture (ISA) bus using a digital input/output (IO) card on a peripheral component interconnect (PCI) bus in order to be able to use modern computers without modifying any controller of the scanner.
●	Replacing two racks of obsolete and bulky power supplies with a simple and small medical grade power supply.
●	Replacing the operator console computer.
●	Replacing the obsolete Windows 2000 operating system with Windows 8.

We continue to work to further advance the CTLM® technology and the quality and efficiency of our systems.

We believe it is critical to provide physicians with a visualization tool that allows them to find angiogenesis from the CTLM® images with minimal false positives as well as minimal false negatives. Currently, IDSI offers a stand-alone software package known as “Physician Console” to physicians for reading CTLM® images. Limited signal to noise image ratios and a lack of quantitative data are among the drawbacks of this visualization software package.

We are developing and plan to release a new software package known as “CTLM® Physician Workstation” to replace the Physician Console and provide the capability to identify, locate and measure an angiogenesis area. No date has been set for its release.

The CTLM® Physician Workstation possesses the key features of the Physician Console and has many additional features not contained in the console, including:

●	A volumetric approach to find angiogenesis using vascular regions, MIP, ESSD and TSSD views.
●	Image measurements to find the CTLM® numbers of a pixel in a CTLM® image and the distance between two points of the breast using a CTLM® image.
●	Volume measurement of a high absorption area that could be an angiogenesis area.
●	Image correlation between CTLM® images or between a CTLM® image and another image from a different modality such as mammography.
●	Commands to manipulate images which are context sensitive, with most having shortcut keys.
●	Reading DICOM images.
●	Online help.
●	New tools including image segmentation, object collection and volume measurement to monitor neoadjuvant chemotherapy treatment. Physicians will be able to quantify the volume of angiogenesis area as a measure of potential tumor regression or non-response from chemotherapy.

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Since 2017, we have been working on development of our CTLM® 3.0 scanner. This newly designed scanner will offer a very high throughput, with the scan time potentially being reduced from 20 to 2 minutes for a 100 slice breast scan. We believe that this increased efficiency will be achieved with image quality at least as good as that of the CTLM® 2.0, with diminished stair-step artifact and improved signal to noise ratio.

Further, we believe that the CTLM® 3.0 will be substantially easier and less expensive to manufacture, install and service, compared to the 2.0 version.

The principal features of the CTLM® 3.0 under development are:

●	New helical scanning mode.
●	New small footprint of the scanner.
●	New gantry.
●	Capability to move the scan chamber (in the X and Y axis) to center the breast.
●	Capability to collect data about 2mm closer to the chest wall compared to the 2.0 version.
●	New data acquisition system for faster scanning and improved signal to noise ratio.
●	New scan controls.
●	Use of wireless technology in scanning operations and visualization.
●	New database.
●	New graphical user interface (GUI).
●	New software package to scan, reconstruct and visualize.
●	Compatibility with DICOM 3.0.

We expect to commence testing of our CTLM® 3.0 in 2019 and to launch the CTLM® 3.0 after testing and meeting all regulatory requirements.

Fluorescence Imaging

Fluorescence and molecular imaging techniques are of growing importance to the drug development industry and for disease detection. Certain molecules exhibit the phenomenon of emitting light after being illuminated by light of an appropriate wavelength, e.g., from a laser. The light that is emitted is referred to as “fluorescent” light. The compounds that produce fluorescence are commonly referred to as fluorescent dyes. At least one company to our knowledge is developing a fluorescent compound for possible use in breast cancer detection.

The CTLM® system laser diodes can stimulate fluorescent light emissions when used in conjunction with such compounds. When an appropriate fluorescent compound has been introduced into the blood, areas with an abundance of blood vessels, i.e., the angiogenesis associated with a tumor, may retain a higher concentration of the fluorescent compound. As the CTLM® scanner illuminates these areas, fluorescent light is emitted and detected. Reconstructed CTLM® images then locate and quantify the fluorescent area within the area of interest.

Several CTLM® ’s were retrofitted with laser diodes tuned to specific wavelengths of light which matched the compounds. Optical filters limited the spectral responses to selected wavelengths. Experiments were conducted by placing fluorescent compounds inside a breast equivalent phantom and scanning it with CTLM®. To our knowledge we were the first with the ability to excite a fluorescent compound, detect its location within the simulated breast, and create an image. On September 14, 1999, a patent was issued to IDSI titled “Laser Imaging Apparatus Using Biomedical Markers that Bind to Cancer Cells” as Patent No 5,952,664.

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In March 2002, we signed an agreement with Schering AG to evaluate the advantages of new fluorescence compounds for the potential use of detecting breast cancer. We installed three CTLM® systems for Schering AG’s clinical trials: one at Charité’s Robert-Rössle Clinic in Berlin, one at the University of Muenster, and the third at Charité Hospital in Berlin, Germany as part of their Phase 1 clinical studies of fluorescent imaging compounds. In November 2005, we announced that Schering AG had completed the evaluation of fluorescent imaging compound SF64 with three modified CT Laser Mammography systems.

In July 2009, we announced the commencement of a breast cancer imaging study at the Charité, Medical University in Berlin, Germany. The study examined the potential role of the CTLM® as an enhanced breast cancer screening tool when used in combination with the fluorescent dye, Indocyanine Green (ICG). The study was conducted at the Campus Virchow-Klinikum and the principal investigator was radiologist Dr. Alexander Poellinger. Pending further investigation, technical refinement and funding, IDSI has postponed its efforts to research and develop fluorescence imaging techniques.

LASER IMAGER FOR LAB ANIMALS

Our Laser Imager for Lab Animals “LILA™” is an optical helical micro-CT scanner in a third-generation configuration. The system was designed to image numerous compounds, especially green fluorescent protein, derived from the DNA of jellyfish. The LILA scanner is targeted at pharmaceutical developers and researchers who monitor cancer growth and who use multimodality small animal imaging in their clinical research.

IDSI’s strategic thrust for the LILA project changed, as we decided to focus on women’s health business markets with a family of CTLM® systems and related devices and services. The animal imager did not fit our business model although the fundamental technology is related to the human breast imager. Consequently, we sought to align the project with a company already in the animal imaging market that might complete the LILA and commercialize it.

On August 30, 2006 we announced an exclusive license agreement under which Bioscan, Inc. would integrate LILA technology into their animal imaging portfolio. Under the agreement we would transfer technology to Bioscan by December 2006 upon receipt of the technology transfer fee. We did receive full payment of $250,000 for the technology transfer fee and $69,000 for the parts associated with the agreement. The agreement also provides for royalties on future sales. In September 2013, we were notified that TriFoil Imaging of Northridge, CA (“TriFoil”), acquired Bioscan and that our licensing agreement was transferred to TriFoil as a result of the acquisition. In November 2017, we contacted the CEO of TriFoil to get an update on the development of their animal scanner based on our LILA technology. We learned that their products took longer to develop than expected and only a few scanners were sold. Based on our review, TriFoil owes IDSI a net of $83,506 after their payment of $34,108 to our patent attorney for maintenance fees. We had accrued royalties receivable in 2018 from TriFoil and received several payments pursuant to a payment plan.

GOVERNMENT REGULATION AND APPROVALS

United States Regulation

The CTLM® is a medical device and it is subject to the relevant provisions of the United States Food, Drug and Cosmetic Act (FD&C Act”) and its implementing regulations. Pursuant to the FD&C Act, the FDA regulates, among other things, the manufacturing, labeling, distribution, and promotion of the CTLM® in the United States. The Act requires that a medical device must (unless exempted by regulation) be cleared or approved by the FDA before being commercially distributed in the United States. The FD&C Act also requires that manufacturers of medical devices, among other things, comply with specific labeling requirements and manufacture devices in accordance with Current Good Manufacturing Practices, which require that companies manufacture their products and maintain related documentation in a conformed manner with respect to manufacturing, testing, and quality control activities. The FDA inspects medical device manufacturers and distributors, and has broad authority to order recalls of medical devices, to seize non-complying medical devices, to enjoin and/or impose civil penalties, and to criminally prosecute violators.

The FDA classifies medical devices intended for human use into three classes: Class I; Class II; and Class III. The CTLM® is a Class III device. A premarket approval (PMA) is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potentially unreasonable risk of illness or injury. Due to the level of risk associated with Class III devices, the FDA has determined that general and special controls alone are insufficient to assure the safety and effectiveness of Class III devices. Therefore, these devices require a PMA application in order to obtain marketing clearance.

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The FDA automatically classifies new technologies in Class III when limited safety information is available and no predicate device is available. It allows for multiple clinical studies to be pursued to gather the necessary data to obtain safety and clinical information to be used for future FDA submissions. At the time that we were developing the CTLM® system and considering our options for obtaining marketing clearance there was not enough data on laser based technologies nor were there approved other new medical devices dedicated to breast imaging other than the traditional x-ray technology. As a result, the FDA in an August 2011 letter recommended that we seek a PMA application, and we decided to proceed accordingly.

Progress toward submitting a PMA application during 2012-13 was significantly delayed and then eventually halted due to lack of funding, which required us to lay off key employees and terminate our clinical activities and prevented us from hiring the necessary FDA consultants required to assist in the process.

Following the Viable Acquisition, our new management conducted a detailed analysis of our pre-acquisition FDA approval process and formulated a new plan for obtaining the approval, backed by Viable’s commitment to provide the necessary funding. We hired a new specialized regulatory consulting firm and legal counsel with expertise in the FDA Approval process. We determined that, unfortunately, our pre-acquisition clinical data could not be used due to non-conformance with FDA requirements. Consequently, we decided to conduct new clinical studies in order to collect the patient data required for our new PMA application. In December 2015, we and our consultants met with the FDA examiners responsible for our approval process, and we presented our proposed approach for data collection, patient selection and data analysis. After receiving the FDA examiners’ input (critiques and suggestions), we have been working on a revised PMA protocol and also re-evaluating our PMA strategy.

In October 2016, we commenced a new clinical study looking at the diagnostic accuracy of the CTLM® system evaluating sensitivity and specificity in the detection of tumor angiogenesis as an indicator of suspicious lesions, when used adjunctively with mammography as compared to the sensitivity and specificity of mammography alone in patients with dense (heterogeneously or extremely) breasts per ACR categories. The study received IRB approval and clinician training was commenced, at Waterbury Hospital, Waterbury, Connecticut. The primary study manager is Dr. Jadwiga Jerman. To date, we have enrolled 31 patients.

In March 2018, we commenced a Dense Breast patient study at MeDoc HealthCare Center, Budapest, Hungary. We collaborated on a CTLM® Registry designed to compile data on the utility of CTLM® in the dense breast patient. The data collected will provide the information necessary to recommend a large Pilot Study designed to determine the utility of CTLM® in patients whose breast tissue is characterized as meeting the criteria for BI-RADS Density Categories C or D.

This is a non-randomized, single center, prospective CTLM® Registry. The Registry will be conducted in accordance with the WMA Declaration of Helsinki - Ethical Principles for Medical Research Involving Human Subjects. The participating center, MeDoc Clinic will accrue up to 500 patients from their digital mammography screening population whose mammogram has met the criteria of BI-RADS density categories C, and D but have no other mammographic abnormality. These dense breast patients will then undergo bilateral screening breast ultrasound. CTLM® will then be used either before or following a bilateral breast ultrasound. Those patients with dense breasts and a negative screening ultrasound but an area of angiogenesis detected by the CTLM® study, will then undergo a second look ultrasound or a breast MRI, a decision made by the medical staff of MeDoc clinic. The primary study manager is Dr. Andrea Szegedi. To date, 18 patients have been enrolled.

IDSI is anticipating China FDA (“CFDA”) approval in the fall of 2018 and will next focus on U.S. FDA marketing clearance. In July 2018, we engaged Dr. Jose Cisneros, M.D., PhD as our Chief Bioengineering Director to oversee our clinical studies, quality management, FDA study protocols, as well as the medical issues relating to the PMA and other governmental approval processes. We plan to submit our PMA application in 2019 although no such assurance can be made. Based on existing FDA procedures and timetables, we expect to complete our clinical studies and receive FDA marketing clearance within 12 to 18 months after submission of our application; however, there can be no assurance that we will be able to timely submit our PMA application or that, if submitted, we will ultimately receive approval of the application by the FDA. If we are unable to timely obtain marketing clearance for the CTLM® in the United States, our business and financial condition could be materially adversely affected.

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The third-party manufacturers upon which we will depend to manufacture our products are required to adhere to applicable FDA regulations regarding quality systems regulations commonly referred to as QSRs, which include testing, control and documentation requirements. Failure to comply with applicable regulatory requirements, including marketing and promoting products for unapproved use, could result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new government regulations or policies could prevent or delay regulatory approval of our products. Material changes to medical devices also are subject to FDA review and clearance or approval.

Any products manufactured or distributed by us pursuant to FDA marketing clearance will be subject to pervasive and continuing regulation by the FDA. Labeling, advertising and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. In addition, the marketing and use of our products may be regulated by various state agencies. The export of medical devices is also subject to regulation in certain instances. Both the FDA and the individual states may inspect the manufacturers of our products on a routine basis for compliance with current QSR regulations and other requirements.

In addition to the foregoing, we are subject to numerous federal, state, and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, and fire hazard control. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations and that such compliance will not have a material adverse effect upon our ability to conduct business. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Cautionary Statements – Extensive Government Regulation, No Assurance of Regulatory Approvals”.

International Regulatory Overview

IDSI has upgraded its quality system for manufacturing from ISO 13485:2003 to ISO 13485:2016 in June 2018 by successfully passing our certification audit conducted by Underwriters Laboratory (“UL”). Our quality management certificate was renewed through July 26, 2022. We also obtained a TUV Certificate for the CTLM® in November 2017

Europe

Based on our initial UL certification, in 2001 we obtained the CE Mark, which is required for us to sell the CTLM® in the European Union (“EU”). Our current CE Mark is effective through July 2021. As a non-EU manufacturer, we must appoint an authorized representative (“AR”) in the EU in order to sell pursuant to our CE Mark. We have engaged CEPartner4U, Maarn, The Netherlands, to be our AR to interface with the EU Competent Authorities.

China

Our quality team is working closely with our exclusive manufacturer and distributor for the Chinese market, Xi’an IDI Laser Image Co. Ltd., an affiliate of Viable (“Xi’an IDI”) as Xi’an IDI goes through the CFDA registration process to ensure that quality is maintained as they reach the point at which they can manufacture and distribute the CTLM® system. A formal Quality Management System (QMS) audit will be performed on their facility to ensure that Xi’an IDI’s systems are robust prior to Xi’an IDI’s commencement of manufacturing for us. See “International Sales and Foreign Regulation”

On August 7 2018, Xi’an IDI filed an application with the CFDA for China marketing clearance of the CTLM® . We believe that they will receive CFDA marketing clearance by the end of 2018. However, there can be no assurance that they will receive this approval on a timely basis or at all. If they are unable to promptly receive marketing clearance, our business and financial condition could be materially adversely affected.

Australia, Brazil, Canada, Japan and the United States

IDSI is currently upgrading its QMS to meet the requirements of the Medical Device Single Audit Program (MDSAP) in 2019 which will satisfy the audit and QMS requirements for these countries. This sets the stage for IDSI to register the CTLM® in each of these countries so that it can eventually be marketed, subject to satisfaction of other relevant regulations in each country.

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HISTORICAL CLINICAL COLLABORATION SITES

CTLM® Systems were installed and patients were scanned before the Viable Acquisition under clinical collaboration agreements for which we have clinical research papers at the following hospitals:

IDSI International Research Centers:

Catholic University	Rome, Italy
Saqr Hospital	Ras Al Khaima, United Arab Emirates
Charite Mitte Department of Radiology	Berlin, Germany
University of Vienna Dept. of Radiology	Vienna, Austria
MeDoc HealthCare Center	Budapest Hungary
Waterbury Hospital	Connecticut USA
Maria Sklodowska-Curie Memorial Institute	Gliwice, Poland
Tianjin Medical University Cancer Institute and Hospital	Tianjin, China

Principal Investigators involved with CTLM® research

●	Alexander Poellinger, MD	Campus Charite Mitte, Berlin
●	Bogusław Maciejewski, MD, Ph.D.	Maria Sklodowska-Curie Memorial Institute, Gliwice
●	Barbara Bobek-Billewicz, MD, Ph.D.	Maria Sklodowska-Curie Memorial Institute, Gliwice
●	Katarzyna Steinhof, MD	Maria Sklodowska-Curie Memorial Institute, Gliwice
●	Simona Gaudino, MD	Catholic University, Rome
●	Thomas H. Helbich, MD	University of Vienna, Austria
●	Daniel Flöry, MD	University of Vienna, Austria
●	Mohamed Emad Eid, MD, PhD	Saqr Hospital, Ras Al Khaima, United Arab Emirates
●	Jose A. Cisneros, MD, Ph.D	Christine E. Lynn Women’s Institute Boca Raton FL USA
●	Prof. Yongsheng Hu	Beijing Institute for Cancer Research;

All of these clinical collaboration programs were suspended in 2011-12 due to lack of funding, except as to the MeDoc HealthCare Center program, which remains in effect.

The overall conclusion of all of these studies, as of 2010, was that the CTLM® offers a great potential for enhancing dense breast mammography findings of high grade breast cancers showing significant neo angiogenesis; however, there was consensus that more research and development as well as a new generation of hardware and software was needed to making it a clinically viable instrument.

In April 2013, a clinical paper produced by Dr. J. Qi, an independent CTLM® researcher based in Tianjin Medical University Cancer Institute and Hospital, Tianjin, China, was published in “Clinical Imaging,” a highly respected radiology journal based in New York, NY. The paper by Dr. Qi titled, “CTLM® as an adjunct to Mammography in the diagnosis of Patients with Dense Breasts”, reported that when a CTLM® study was combined with a (digital) x-ray based mammogram – the breast cancer detection rate otherwise medically referred to as test “sensitivity” was significantly improved from a low of 34.40% to a new high of 81.57% when dealing with Extremely Dense Breasts (ACR classification). In addition, the researchers concluded that they “could distinguish malignant from benign lesions”.

The abstract of the article can be found at www.clinicalimaging.org and searched under the title “CTLM® as an adjunct to mammography in the diagnosis of patients with dense breasts”.

We are planning to have discussions with other international hospitals and clinics wishing to participate in future clinical collaboration programs. Currently we are not actively pursuing the commercialization of the CTLM® in many global markets. We eventually plan to build a network to foster research and to promote the technology in local markets. We believe that these efforts may accelerate CTLM® market acceptance while providing valuable clinical experiences. At this time we are focusing on the development of the China market and other Asian countries.

DOMESTIC SALES AND MARKETING

The CTLM® will be positioned as an adjunct to x-ray mammography and may be especially useful in studies of dense breasts. Consequently, CTLM® will be marketed to centers performing x-ray mammography. There are approximately 8,600 Mammography Quality Standards Act (MQSA) centers certified in the United States. Marketing and sales in the U.S. cannot occur unless and until we receive pre-market approval from the FDA. IDSI will begin marketing to the centers following FDA approval.

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Since Diffuse Optical Tomography for laser breast imaging is a new imaging modality the rate at which the CTLM® achieves market acceptance and penetration will depend on many variables. These include, but are not limited to, the establishment and demonstration in the medical community of the clinical safety, efficacy, and cost-effectiveness of the CTLM® , and the advantage of the CTLM® when used as an adjunct to existing technology and cancer detection methods.

The medical community and U.S. government have recognized the need to address health concerns for women with dense breasts. As per www.breastdensity-info.org for August 2018, 34 states have enacted mandatory breast density legislation. These laws require physicians to notify women who have undergone mammography generally and specifically regarding and about their breast density. Why the worry? Because

1.	BREAST DENSITY CAN OBSCURE CANCERS. Breast density increases the likelihood that cancer will be missed by mammography; as breast density increases, mammographic sensitivity decreases.
2.	BREAST DENSITY IS AN INDEPENDENT RISK FACTOR FOR THE DEVELOPMENT OF BREAST CANCER. Women with the densest breasts are 4 to 6-fold more likely to develop breast cancer than women with the least dense breasts.
3.	IDENTIFY THE HIGH RISK PATIENT WHO NEEDS INCREASED SURVEILLANCE. Annual supplemental MRI screening is recommended in high-risk women beginning at age 25.
4.	UNDERSTAND SCREENING OPTIONS FOR WOMEN WITH DENSE BREASTS. If a woman has dense breasts, should she consider supplemental screening beyond mammography alone?
5.	THERE ARE RISKS OF FALSE POSITIVES WITH ANY SCREENING STRATEGY. Tomosynthesis (3D mammography) can reduce false positives and improve cancer detection, but is it available for your patients, and is it warranted?

If the classification of dense breasts is made for a patient, then she may want to discuss other screening options shown by guiding flow charts.. These laws were put in place to help women get the necessary information to decide on further action if they were notified that they have dense breast tissue. In conjunction with these laws, the 114th U.S. Congress has introduced a National Standard for Density Reporting. According to the American College of Radiology approximately 50% of women are considered to have dense breasts. We believe that the clinical data being collected and assessed under our FDA clinical trials and at our research sites will have a significant impact on the ultimate market size for our device. Failure of our products to gain market acceptance would have a material adverse effect on our business, financial condition, and results of operations. There can be no assurance that physicians or the medical community in general will accept and/or utilize the CTLM®.

In order to effectively market any products we may develop, we will have to develop a marketing and distribution channel with technical expertise and distribution capability. There can be no assurance that we will be able to establish sales and distribution capabilities or that we will be successful in gaining market acceptance for the CTLM® or any other products we may develop.

INTERNATIONAL SALES AND FOREIGN REGULATION

We plan to rely on strategic relationships with key international distributors for sales and service of the CTLM® . Financial and logistical considerations make a direct sales model unfeasible. Costs associated with maintaining direct relationships with specific contacts and customers, hiring appropriately trained sales, marketing and service personnel or ensuring compliance with local product registration requirements all lead us to utilize a distributor sales model. After a comprehensive review of our international distributors following the Viable Acquisition, we decided to let all existing distributor agreements expire.

Sales of CTLM® systems outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. The laws of certain European and Asian countries permit us to market the CTLM® in those countries before marketing would be permitted in the United States. As a result we sold 26 CTLM® systems before the Viable Acquisition. In order to export the CTLM® to other countries we must obtain and maintain the FDA Certificate of Exportability for the CTLM® . This certificate is required for the export of Class III medical devices which have not received U.S. marketing clearance. The Certificate of Exportability must be renewed every two years. IDSI current certificate is valid through August 20, 2020.

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Prior to the Viable Acquisition, IDSI had obtained China marketing clearance through SFDA approval no. 20043241646 in August 2004. This approval expired in August 2008. We obtained a second SFDA approval no. 20093242463 in October 2009. These approvals allowed limited government reimbursement for the CTLM®. Four CTLM® systems were sold to China Far East International Trading Corp. in 2004, and in 2007 a CTLM® was placed at Tianjin Cancer Hospital where a clinical study was conducted by Jin Qi, MD, who wrote a clinical paper at the conclusion of her study. The paper was published in the March-April 2013 issue of Clinical Imaging www.clinicalimaging.org. We were forced to terminate our marketing efforts in China due to the loss of SFDA certification when SFDA changed from SFDA to CFDA in March 2103. Due to our lack of financial resources, IDSI was not able to pursue CFDA approval until after the Viable Acquisition.

Since the Viable Acquisition, we have decided to refocus on the Chinese market as it is by far the largest international market for the CTLM® , our management and Viable are very familiar with that market, and China’s more efficient regulatory procedures provide the opportunity to obtain marketing clearance well before U.S. marketing clearance is likely to be obtained.

In June 2017, we entered into a Technology Licensing Agreement (the “Xi’an Agreement”) with Xi’an IDI Laser Image Co. Ltd. (“Xi’an IDI”), of Xi’an, Shaanxi Province, China. Xi’an IDI is an affiliate of Viable. Pursuant to the Xi’an Agreement, Xi’an IDI has the exclusive right to manufacture the CTLM® in China and sell the CTLM® in China, Hong Kong, Macau and Taiwan. Xi’an IDI must pay to IDSI on a quarterly basis a royalty of 25% of the gross revenues from the sale of the CTLM® and related parts and accessories. We expect to sell the CTLM® in China for a price of approximately $300,000.

On August 7 2018, Xi’an IDI submitted an application with the CFDA for China marketing clearance of the CTLM®. We believe that we will receive CFDA marketing clearance through Xi’an IDI by the end of 2018; however, there can be no assurance that we will receive this approval on a timely basis or at all. If we are unable to promptly receive marketing clearance, our business and financial condition could be materially adversely affected.

We have obtained the CE Mark and are permitted to sell the CTLM® in the 28 countries that are members of the European Union (EU); however, our lack of FDA marketing clearance is a practical impediment to our marketing the CTLM® in the EU and certain other countries as un-approved U.S. medical devices are perceived as inferior in those countries. Consequently, we intend to defer marketing efforts in the EU until we believe we are close to receiving U.S. FDA marketing clearance.

We will continue to explore opportunities to profitably market the CTLM® internationally, especially in Latin America, the Middle East and Asia.

We will be subject to the substantial risks associated with international sales, including economic and political instability, shipping delays, fluctuation of foreign currency exchange rates, foreign regulatory requirements and various tariffs and trade restrictions, all of which could have a significant impact on our ability to deliver products on a timely basis. Future imposition of, or significant increases in the level of tariffs, export quotas or other trade restrictions could have a material adverse effect on our business, financial condition and results of operations. The regulation of medical devices continues to develop and there can be no assurance that new laws or regulations will not have an adverse effect on us.

THIRD-PARTY REIMBURSEMENT; HEALTH CARE REFORM

In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid, and the Affordable Care Act (“ACA” or the “Act”), as well as by private insurance reimbursement programs. Third-party payers (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of our products by regulating the level of reimbursement provided by such payers to the physicians and clinics utilizing the CTLM® or by refusing reimbursement. There can be no assurance that third-party payers will provide reimbursement for use of our products. In international markets, reimbursement by private third-party medical insurance providers, including governmental insurers and independent providers, varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement.

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The U.S. President and Congress have enacted a comprehensive reform of the U.S. healthcare system through the passage of the ACA, most of whose provisions took effect in 2013-14. The ultimate effect of this new Act to reform health care is uncertain, and there can be no assurance that the changes made to the U.S. healthcare system will not materially adversely affect us. Some of the provisions in the Act may limit and further reduce and control spending on healthcare products and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products, respectively. These reforms could cause U.S. healthcare providers to limit use of or not use the CTLM® systems, in which case we would be materially adversely affected.

PRODUCT LIABILITY

Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing and marketing of cancer detection products. While the CTLM® is being developed as an adjunct to other diagnostic techniques, there can be no assurance that we will not be subjected to substantial claims and potential liability. Before the Viable Acquisition we carried $3,000,000 in product liability insurance to cover both clinical sites and sales. As part of our cost savings initiatives, we cancelled the policy as we had not had any adverse experiences after conducting more than 25,000 patient scans worldwide; however, we intend to obtain at least $2,000,000 in product liability insurance by the end of 2018. If an end user such as a hospital or imaging center requires us to provide specific product liability insurance, we intend to ensure that our insurance meets any reasonable requirements.

COMPETITION

The medical device industry generally, and the diagnostic imaging segments in particular, are characterized by rapidly evolving technology and intense competition. The IDSI approach of employing continuous wave laser optical technology in a CT-like device to produce 3D images is unique and the concept of imaging angiogenesis in the breast to differentiate between benign and malignant tissue is well accepted.

Although the CTLM® system is a CT-like scanner, its energy source for imaging is a laser beam and not ionizing radiation such as is found in conventional x-ray mammography or CT scanners. The advantage of imaging without ionizing radiation may be significant in our markets. X-ray mammography is a well-established method of imaging the structures within the breast. Ultrasound is often used as an adjunct to help differentiate tumors and cysts. The CTLM® is being marketed as an adjunct to mammography and will not compete directly with X-ray mammography. CTLM® is, however, a method of molecular functional imaging, which can visualize the process of angiogenesis which may be used to distinguish between benign and malignant tissue. Unlike X-ray or ultrasound, optical molecular imaging is a revolutionary functional imaging modality. In this respect, CTLM® may compete with magnetic resonance imaging (MRI) in breast imaging because both CTLM® and MRI have the capacity to visualize function at the molecular level.

To our knowledge, several companies have targeted the breast optical imaging market. Advanced Research Technologies, Inc. (ART) (TSX:ARA) is developing a non-3D imager which does not utilize our proprietary continuous wave technology and in which the breast must be immersed in a gel to be scanned. ART has not received a PMA and no information on the company or its product, SoftScan, is available since 2008. On February 18, 2013, ART Advanced Research Technologies Inc. filed an assignment and KPMG Inc. was appointed as trustee of the estate of the bankrupt by the official receiver, subject to affirmation by the creditors of the trustee’s appointment or substitution of another trustee by the creditors.

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In December 2005, Philips Medical Systems announced their intent to develop optical imaging equipment with an intention to “be on the market early after 2010.” IDSI also believes that Siemens Medical Systems may be developing optical imaging equipment.

We expect, as patents on devices using lasers as an energy source for optical imaging expire, to see medical device companies take an interest in laser imaging. IDSI has been a pioneer in Diffuse Optical Tomography and has sold CTLM® systems for commercial purposes.

Several medical imaging companies such as Seno Medical Instruments (Seno) are developing devices that are multi-modality combining ultrasound with laser and could be viewed as competition.

PATENTS

The rapid technological advancements that characterize the medical device industry have led us to rely on a combination of patents, trade secrets, copyrights, trademarks, and confidentiality procedures and processes to protect our CTLM® and other technologies that we have developed. Due to the rising maintenance costs and limited usefulness of patents, we have shifted our patent policy to protecting our intellectual property principally through trade secrets and confidential procedures and processes.

PATENT LICENSING AGREEMENT

IDSI was formed in December 1993 for the sole purpose of developing and commercializing Mr. Richard Grable’s invention, a CT laser breast-imaging device (the “Mammoscan™”). In June 1998, IDSI signed an exclusive patent license agreement with Richard Grable, which covered his patent for some of the CTLM® technology. The term of the license was for the life of the patent (17 years) and any renewals of the patent, subject to termination under specific conditions. The patent license agreement expired in June 2015, when the underlying patent expired. No royalties were paid under the agreement because royalties were payable only following FDA marketing clearance, which did not occur before expiration and still has not occurred.

Intellectual Property

We hold the following patents:

U.S. Patents

Patent #	For	Case #	Patent #	Patent Date	Exp. Date
1	Optical Computed Tomography Scanner for Small Laboratory Animals.	7325	7,155,274	12/26/2006	11/21/2023
2	Optical Computed Tomography Scanner for Small Laboratory Animals.	7325-1	7,212,848	5/1/2007	5/25/2024
3	Laser Imaging Apparatus With Variable Patient Positioning.	7489	8,027,711	9/27/2011	11/21/2023
4	Detector array for use in a laser imaging apparatus (WideEye – 2 or more rows of detectors).	6573-3	7977619	3/26/2001	5/15/2019
5	Multiple wavelength simultaneous data acquisition device for breast imaging.	6997	6571116	5/9/2001	5/9/2021
6	Method for improving the accuracy if data obtained in a laser imaging apparatus.	7205	6681130	3/14/2002	3/14/2022

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International Patents

Patent #	For	Case #	Country/ Region	Patent #	Patent Date	Exp. Date
1	Laser Imaging Apparatus Using Biomedical Markers That Bind to Cancer Cells	6647-CN	China	ZL99816608.1	7/11/2007	10/31/2021
2	Laser Imaging Apparatus Using Biomedical Markers That Bind to Cancer Cells	6647-EP	Great Britain	1181511	6/15/2005	4/1/2019
3	Laser Imaging Apparatus Using Biomedical Markers That Bind to Cancer Cells	6647-EP	Germany	DE69925869T2	5/4/2006	4/1/2019
4	Multiple Wavelength Simultaneous Data Acquisition Device For Breast Imaging	6997-CN	China	ZL01809326.4	11/30/2005	11/11/2022

We intend to file for patents on products, including the CTLM®, for which we believe the cost of obtaining a patent is economically reasonable in relation to the expected protection obtained. There can be no assurances that any patent that we apply for will be issued, or that any patents issued will protect our technology. If the patents we license or obtain are infringed upon, or if we are required to defend any patent infringement cases brought against us that will require substantial capital, the expenditure of which we might not be able to afford, we could be materially adversely affected.

MANUFACTURING

We intend to have the CTLM® manufactured by medical device contract manufacturers; however, we may develop the capability for limited manufacturing at our headquarters facility if the circumstances so warrant. Strategically, IDSI has developed certain in-house capabilities to protect trade secrets. Our ability to utilize contract manufacturers to manufacture our products on a timely and cost-competitive basis may be compromised due to high medical standards and FDA manufacturing requirements applicable to our product. We may be hindered by the lack of options for additional or replacement parts for product specific components or materials. In the event that we are unable to obtain sufficient raw materials or components on financially reasonable terms or in a timely manner, we may be faced with material adverse effects on our business, financial condition and results of operations.

We have identified Sparton Corp., Strongsville, Ohio (NYSE:SPA) as a potential contract manufacturer to manufacture the CTLM® and certain components in the U.S. In June 2017, we entered into a licensing agreement with Xi’an IDI to manufacture and sell the CTLM® and related parts and accessories in China, Hong Kong, Macau, and Taiwan.

EMPLOYEES

Currently, we have 6 full-time employees, not including our CFO, who has been retained as a consultant. Three of our employees are employed in the areas of scientific, clinical and product research and development. Our ability to develop our products and provide our services is dependent upon our recruiting, hiring and retaining qualified technical personnel. To date, we have been able to recruit and retain sufficient qualified personnel. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. The loss of the services of existing personnel as well as the failure to recruit key scientific, technical and managerial personnel in a timely manner would be detrimental to our research and development programs and to our business. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business.

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RECENT DEVELOPMENT SUMMARY

Since the Viable Acquisition in August 2014, Viable and new IDSI management have dedicated substantial human and financial resources to upgrading and revitalizing IDSI’s technology, business and financial condition. The key steps taken to relaunch IDSI include:

●	Hiring of key technical and engineering personnel.
●	Upgrading IDSI’s internal computer, software and accounting systems.
●	Development of a new marketing strategy and creation of a new website and marketing literature.
●	Hiring of a consultant who acted as de facto CEO in the United States to provide operational guidance and support to acting CEO who resides in China.
●	Hiring of CMO and establishing a scientific advisory board.
●	Streamlined operations for effectiveness and cost savings.
●	Identified and resolved manufacturing and regulatory issues and have received the CE mark and ISO 13485 certification.
●	Upgrading the CTLM® to version 2.0, with version 3.0 in process.
●	Review of past clinical collaborations and past FDA efforts for FDA marketing clearance. Engaged FDA regulatory consultants to evaluate FDA PMA pathway.
●	Had FDA informational meeting on 12/7/2015 and, using the guidance provided, continued to formulate our strategy and timing of submission for FDA marketing clearance.
●	Work on pilot studies to gather more clinical data to be used as a basis for our FDA market clearance strategy and pathway.
●	Developing strategy to shift to contract manufacturing in U.S. and to license the technology to a related party in China. Signed licensing agreement with Viable affiliate Xi’an IDI on June 20, 2017.
●	Investment of new equity capital of $12,597,382 ($6,000,000 from the Viable Acquisition plus $6,597,382 through subsequent private placements and debt to equity conversions).
●	Settlement of all pre-acquisition toxic debts, accrued payroll, and Accounts Payable totaling about $3.7 million.
●	Settlement of IRS payroll tax debts from pre-acquisition amount of $1,396,691. All past due payroll taxes have been paid and Company’s counsel is working with the IRS agent on an abatement request to waive or reduce remaining interest and penalties in the amount of $314,019.
●	On July 1, 2018, engaged Dr. Jose Cisneros as Chief Biomedical Engineer to assist with, quality management, clinical trials data analysis, and research and development.
●	On July 27, 2018, IDSI completed a capital restructuring through a 1:1000 reverse stock split and reduced the authorized shares to 500 million.
●	On August 7, 2018, our licensee, Xi’an IDI, completed clinical studies and submitted an application for CFDA approval. This is an important milestone to bring us to the planned launch of the CTLM® in China in 2019.
●	On August 7, 2018, Viable converted all of its outstanding Series M convertible preferred stock into common stock.
●	On August 7 2018, Xi’an IDI filed an application with the CFDA for China marketing clearance of the CTLM®.

As a result of these developments, we believe that IDSI is well prepared to return to its former status as a publicly-traded company - this time with the necessary technological, financial and human resources - which we believe will have an excellent chance of succeeding for the benefit of IDSI’s shareholders.

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ITEM 1A. RISK FACTORS.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

Our business and results of operations are subject to numerous risks, uncertainties and other factors, some of which are described below. The risks, uncertainties and other factors described below are not the only ones facing our company. Additional risks, uncertainties and other factors not presently known to us or that we currently deem immaterial may also impair our business operations.

Any of the risks, uncertainties and other factors could have a materially adverse effect on our business, financial condition or results of operations and could cause the trading price of our common stock to decline substantially.

Risks related to our financial condition

We have a history of losses and we expect to incur additional losses.

We are a late stage development stage company with a limited history of operations, and we do not expect sufficient revenues to support our operation over at least the next 12 months. Since our inception in December 1993, we have been engaged principally in the development of the CTLM®, which has not received marketing clearance for sale in the United States. While we had obtained FDA export approval for foreign sales, we had made only 26 foreign sales. Consequently, we have limited experience in manufacturing, marketing, and selling our products. We have not received and do not expect to receive significant revenues in the European countries where the CTLM® has obtained the CE Mark thus permitting such commercial sales. We currently have no source of material operating revenues and have incurred substantial net operating losses since our inception.

To date, we have not been profitable and our accumulated deficit was $133,064,117 at June 30, 2018 after discounts and dividends on preferred stock. These losses have resulted principally from costs associated with research and development, clinical trials and from general and administrative costs associated with our operations. While we seek to attain profitability, we cannot be sure that we will ever achieve sufficient revenue to attain this objective.

We expect operating losses will continue for at least the next 12 months due primarily to the anticipated expenses associated with:

●	demonstration sites,
●	clinical collaboration sites,
●	FDA Pre-Market Approval (“PMA”) needed for marketing clearance,
●	anticipated commercialization of the CTLM®, and
●	other research and development programs.

Our auditors have raised substantial doubts as to our ability to continue as a going concern as we have not been and may not be able to be profitable.

We have received an opinion from our auditors stating that the fact that we have suffered substantial losses and have yet to generate an internal cash flow raises substantial doubt about our ability to continue as a going concern. Our ability to achieve profitability will depend on our ability to obtain regulatory approvals for the CTLM®, develop the capacity to manufacture and market the CTLM® and achieve market acceptance of the CTLM® . There can be no assurance we will achieve profitability if and when we receive regulatory approvals for the development, commercial manufacturing and marketing of the CTLM®.

We will require additional financing to continue our operations.

Our current cash position is not sufficient to meet our working capital needs for the next 12 months based on the pace of our planned activities. To continue operations, we will require additional funds to support our working capital requirements and any expansion or other activities. In the absence of such funding, we will need to significantly reduce our clinical trials and other planned activities or suspend operations.

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Through June 30, 2018, we had a cumulative deficit of $133,064,117. Our currently estimated annual expenses are approximately $2 million. In the year following receipt of the PMA for our CTLM® from the FDA, we anticipate that we will need approximately $5 million of additional funding to fully complete all necessary stages in order to manufacture and market the CTLM® in the United States and foreign countries, including funds for:

●	research, engineering and development programs,
●	pre-clinical and clinical testing of the family of products,
●	regulatory processes,
●	inventory,
●	marketing programs, and
●	operating expenses (including general and administrative expenses).

Our future capital requirements depend on many factors, including the following:

●	the progress of our research and development projects,
●	the progress of pre-clinical and clinical testing on other proposed products,
●	the time and cost involved in obtaining regulatory approvals,
●	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in our existing collaborative, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that we may establish, and
●	the development of commercialization activities and arrangements.

In addition, our fixed commitments are substantial and would increase if additional agreements were entered into and additional personnel were retained. We do not expect to generate a positive internal cash flow for at least 12 months due to an anticipated increase in marketing and manufacturing expenses associated with the international commercialization of the CTLM®, expenses associated with our FDA process, and the costs associated with advanced product development activities.

Although we have from time to time reviewed opportunities provided to us by investment bankers or potential investors in regard to additional equity financings, there can be no assurance that additional financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy and will require us to further delay, scale back or eliminate our research, product development and marketing programs; and may require us to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop ourselves, or to scale back or eliminate our other operations.

Risks related to our technologies

We depend on third-party licensing agreements for patents and software without which our operations may be curtailed.

We own three United States patents and four international patents related to optical tomography. We also have four non-exclusive licensing agreements for software providing image reconstruction, backup, encryption and DICOM from third-parties. If any of these agreements were terminated, our operations may be curtailed until alternative solutions were found.

Our business would lose its primary competitive advantage if we are unable to protect our proprietary technology, or if substantially the same technology is developed by others.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws, and confidentiality procedures to protect our technology. Our ability to compete effectively in the medical imaging products industry will depend on our success in protecting our proprietary technology, both in the United States and abroad. There can be no assurances that any patent that we apply for in the future will be issued, or that any patents issued will not be challenged, invalidated, or circumvented, that we will have the financial resources to enforce them, or that the rights granted will provide any competitive advantage. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, the expenditure of which we might not be able to afford. Although we have entered into confidentiality and invention agreements with our employees and consultants, there can be no assurance that these agreements will be honored or that we will be able to protect our rights to our non-patented trade secrets and know-how effectively. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture, or sale of products requiring these licenses could be foreclosed. Additionally, we may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise with respect to rights in derivative or related research programs that we conducted in conjunction with these organizations.

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Until we receive regulatory approval to sell the CTLM® in China and/or the United States, our ability to generate revenues from operations may be limited and those revenues may be insufficient to sustain operations. Many factors impact our ability to obtain these approvals, and we may not obtain regulatory approval at all.

The only current approval for commercial sale by medical device regulatory authorities that we have received is for the sale of CTLM® systems in those countries in the European Union that recognize the CE Mark. We restarted the PMA process after Viable Acquisition for the CTLM® in the United States and had an informational meeting with FDA on December 7, 2015. Pre-clinical and clinical trials of our products, and the manufacturing and marketing of our technologies, are subject to extensive, costly and rigorous regulation by governmental authorities in the United States, China and other countries. The process of obtaining required regulatory approvals from the FDA, CFDA and other regulatory authorities often takes many years, is expensive, and can vary significantly based on the type, complexity and novelty of the product candidates. On August 7 2018, Xi’an IDI submitted an application with the CFDA for China marketing clearance of the CTLM® . We believe that we will receive CFDA marketing clearance by the end of 2018; however, there can be no assurance that we will receive this approval on a timely basis or at all. If we are unable to promptly receive marketing clearance, our business and financial condition could be materially adversely affected. For these reasons, it is possible we will not receive any regulatory approval other than those we have already received in those countries in the European Union that recognize the CE Mark. We believe that our EU marketing clearance will be of minimal until we receive FDA marketing clearance, as non-FDA approved U.S. medical devices are perceived as inferior in Europe.

Delays in obtaining United States, China or other foreign approvals for CTLM® systems could result in substantial additional costs to us, and, therefore, could adversely affect our ability to continue operations. If regulatory approval is ultimately granted in any countries other than those countries in the European Union and countries that recognize the CE Mark, the approval may place limitations on the intended use of the product we wish to commercialize, and may restrict the way in which we are permitted to market the product.

It may be necessary to enter into unfavorable agreements or defend lawsuits which would be costly if we infringe upon the intellectual property rights of others.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device and related industries. We have been, and may be in the future, notified that we may be infringing on intellectual property rights possessed by other third parties. If any claims are asserted against our intellectual property rights, we may seek to enter into royalty or licensing arrangements. There is a risk in situations that no license will be available or that a license will not be available on reasonable terms. Alternatively, we may decide to litigate these claims or design around the patented technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. Consequently, any infringement claims by third parties or other claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may be costly to defend and may further limit the use of our technology.

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We may not be able to keep up with the rapid technological change in the medical imaging industry which could make the CTLM® obsolete.

Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that technical changes will not render our proposed products obsolete. Although we believe that the CTLM® can be upgraded to maintain its state-of-the-art character, the development of new technologies or refinements of existing ones might make our existing system technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, our CTLM® . There can be no assurance that the development and commercial availability of new types of diagnostic medical equipment or technology will not have a material adverse effect on our business, financial condition, and results of operations. Although we are aware of no substantial technological changes pending in diffuse optical tomography, should a change occur, there can be no assurance that we will be able to acquire the new or improved technology which may be required to update the CTLM®.

Due to legal and factual uncertainties regarding the scope and protection afforded by patents and other proprietary rights, we may not have meaningful protection from competition.

Our long-term success will substantially depend upon our ability to protect our proprietary technologies from infringement, misappropriation, discovery, and duplication and upon our ability to avoid infringing the proprietary rights of others. As time moves forward, many patents on optical tomography will be expiring and be in the public domain. Our patent rights and the patent rights of biotechnology and medical device companies in general are highly uncertain and include complex legal and factual issues. These uncertainties also mean that any patents that we own or will obtain in the future could be subject to challenge, and, even if not challenged, they may not provide us with meaningful protection from competition. Due to our financial uncertainties, we may not possess the financial resources necessary to enforce our patents. Patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us.

Also because of these legal and factual uncertainties, and because pending patent applications are held in secrecy for varying periods in the United States and other countries, even after reasonable investigation we may not know with certainty whether any products that we (or a licensee) may develop will infringe upon any patent or other intellectual property right of a third party. For example, we are aware of certain patents owned by third parties that such parties could attempt to use in the future in efforts to affect our freedom to practice some of the patents that we own or have applied for. Based upon the science and scope of these third-party patents, we believe that the patents that we own or have applied for do not infringe any such third-party patents; however, we cannot know for certain whether we could successfully defend our position, if challenged. We may incur substantial costs if we are required to defend our intellectual property in patent suits brought by third parties. These legal actions could seek damages and seek to enjoin testing, manufacturing and marketing of the accused product or process. In addition to potential liability for significant damages, we could be required to obtain a license to continue to manufacture or market the accused product or process.

Several of our patents are due to expire imminently.

We have two international patents that are due to expire in April 2019. There is no guarantee that we will be able to extend the life of these patents or to obtain additional patents, licenses, or other instruments that can provide us with a comparable level of exclusivity to the intellectual property underlying the expiring patents. If we cannot extend the life of these patents or obtain suitable replacements, we may lose competitive advantage.

Risks related to marketing of our products and potential products

We depend on market acceptance to sell our products, which have not been proven, and a lack of acceptance would depress our sales.

There can be no assurance that physicians or the medical community in general will accept and utilize the CTLM® or any other products that we develop. The extent and rate the CTLM® achieves market acceptance and penetration will depend on many variables, including, but not limited to, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the CTLM® and the advantages of the CTLM® over existing technology and cancer detection methods.

There can be no assurance that the medical community and third-party payers will accept our unique technology. Similar risks will confront any other products we develop in the future. Failure of our products to gain market acceptance would hinder our sales efforts resulting in a loss of revenues and potential profit and, ultimately, could cause our business to fail.

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Risks associated with our industry

Lack of third-party reimbursement may have a negative impact on the sales of our products, which would negatively impact our revenues.

In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid and other government insurance programs, such as the Affordable Care Act, as well as by private insurance reimbursement programs. Third-party payers (Medicare, Medicaid, private health insurance companies, and other organizations) may affect the pricing or relative attractiveness of our products by regulating the level of reimbursement provided by these payers to the physicians, clinics and imaging centers utilizing the CTLM® or any other products that we may develop, by refusing reimbursement. The level of reimbursement, if any, may impact the market acceptance and pricing of our products, including the CTLM® . Failure to obtain favorable rates of third-party reimbursement could discourage the purchase and use of the CTLM® as a diagnostic device.

In international markets, reimbursement by private third-party medical insurance providers, including governmental insurers and independent providers varies from country to country. In addition, such third-party medical insurance providers may require additional information or clinical data prior to providing reimbursement for a product or service. In some countries, our ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement. Revenues and profitability of medical device companies may be affected by the continuing efforts of governmental and third party payers to contain or reduce the cost of health care through various means.

Competition in the medical imaging industry may result in competing products, superior marketing and lower revenues and profits for us.

The market in which we intend to participate is highly competitive. Many of the companies in the cancer diagnostic and screening markets have substantially greater technological, financial, research and development, manufacturing, human and marketing resources and experience than we do. These companies may succeed in developing, manufacturing and marketing products that are more effective or less costly than our products. The competition for developing a commercial device utilizing computed tomography techniques and laser technology is difficult to ascertain given the proprietary nature of the technology.

To IDSI’s knowledge, no other company has a functioning diffuse optical tomographic imaging device in commercial service designed for use as an adjunct to mammography. CTLM® systems were used in clinical settings in Italy, Germany, Poland, the Peoples Republic of China, Hungary, Malaysia, and United Arab Emirates, Although not verified, end users have reported that approximately 25,000 breast exams have been performed on CTLM® systems. Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that future technical changes will not render our CTLM® obsolete. There can be no assurance that the development of new types of diagnostic medical equipment or technology will not have a material adverse effect on our business, financial condition, and results of operations.

Risks related to our business and operations

We must comply with extensive governmental regulations and have no assurance of receiving critical regulatory approvals or clearances, the lack of which could cause us to cut back or cease operations.

A delay or inability to obtain any necessary China, United States, state or foreign regulatory clearances or approvals for our products would prevent us from selling the CTLM® system in China, the United States and other countries.

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In the United States and China the CTLM® is regulated as a medical device and is subject to the FDA’s or CFDA’s requirements for marketing clearance.

A premarket approval (PMA) is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potentially unreasonable risk of illness or injury. Due to the level of risk associated with Class III devices, the FDA has determined that general and special controls alone are insufficient to assure the safety and effectiveness of Class III devices. Therefore, these devices require a PMA application in order to obtain marketing clearance.

The FDA automatically classifies new technologies in Class III when limited safety information is available and no predicate device is available. It allows for multiple clinical studies to be pursued to gather the necessary data to obtain safety and clinical information to be used for future FDA submissions. At the time that we were developing the CTLM® system and considering marketing clearance, there was not enough data on laser based technologies nor were there approved other new medical devices dedicated to breast imaging other than the traditional x-ray technology. As a result, the FDA recommended that we seek PMA approval.

The application for CFDA marketing clearance for the CTLM® was filed by Xi’an IDI on our behalf in August 2018. We believe that we will receive CFDA approval by the end of 2018; however, there can be no assurance that we will receive this approval by that time, or ever.

We depend upon suppliers with whom we have no contracts, which suppliers could cause production disruption if they terminated or changed their relationships with us.

We believe that there are a number of suppliers for most of the components and subassemblies required for the CTLM®; however, at this time components for our laser system are provided by one supplier. Although these components are provided by a limited number of other suppliers, we believe our laser supplier and their products are the most reliable. We have no agreement with our laser supplier and purchase the laser components on an as-needed basis. For certain services and components, we currently rely on single suppliers. If we encounter delays or difficulties with our third-party suppliers in producing, packaging, or distributing components of the CTLM® device, market introduction and subsequent sales would be adversely affected.

We have limited experience in sales, marketing and distribution, which could negatively impact our ability to enter into collaborative arrangements or other third party relationships which are important to the successful development and commercialization of our products and potential profitability.

We have limited internal marketing and sales resources and personnel. In China, we must rely exclusively on Xi’an IDI’s ability to market and distribute the CTLM®. There can be no assurance that we will be able to establish sales and distribution capabilities or that we will be successful in gaining market acceptance for any products we may develop. There can be no assurance that we or Xi’an IDI will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with distributors will be available on terms commercially reasonable to us, or at all, or that our marketing and sales efforts in the United States, China and/or elsewhere will be successful.

There can be no assurance that we or Xi’an IDI will be able to further develop our distribution network on acceptable terms, if at all, or that any of our proposed marketing schedules or plans can or will be met.

We depend on qualified personnel to run and develop our specialized business who we may be unable to retain or hire.

Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. The loss of the services of existing personnel, as well as the failure to recruit key scientific, technical and managerial personnel in a timely manner would be detrimental to our research and development programs and could have an adverse impact upon our business affairs and finances. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business.

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There may exist conflicts of interest on the part of our officers and directors.

Our directors and officers are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Our officers and directors are engaged in business activities outside of the Company. There exists potential conflicts of interest including, among other things, time, and effort as well as business combinations with other such entities.

We have a limited manufacturing history and must rely on contract manufacturers.

In the United States we will have to contract for the manufacture of the CTLM® and its components in volumes that will be necessary for us to achieve significant commercial sales in the event we begin substantial foreign sales outside of China and/or obtain regulatory approval to market our products in the United States. We have limited experience in the manufacture of the CTLM®. Should we elect to manufacture our products at our United States facility, our manufacturing facility would be subject to the full range of the FDA’s current quality system regulations. In China, we will rely exclusively on Xi’an IDI’s ability to manufacture the CTLM® efficiently and with the required quality. There can be no assurance that the manufacturing efforts by our contractors in China and/or the United State, or by us if we choose to manufacture directly, will be successful or cost-effective.

We do not know if we will be able to produce our products in commercial quantities.

We have little experience manufacturing products for large scale clinical testing or commercial purposes. We have only manufactured CTLM® systems on the small scale needed for testing, clinical trials, and a very limited number of approved foreign sales. We may encounter manufacturing and control problems as we attempt to scale up. We may not be able to achieve such scale-up in a timely manner or at a commercially reasonable cost, if at all. Our failure to solve any of these problems could delay or prevent commercialization of our products and could seriously impact the amount of our revenues and our results of operations.

We depend on third parties who may not be in compliance with the FDA’s quality system regulations which may delay the approval or decrease the sales of the CTLM®.

We have used and do use third parties to manufacture and deliver the components of the CTLM® and intend to continue to use third parties to manufacture and deliver these components and other products we may develop. There can be no assurance that the third-party manufacturers we depend on for the manufacturing of CTLM® components will be in compliance with the quality system regulations (QSR) at the time of the pre-approval inspection or will maintain compliance afterwards. This failure could significantly delay FDA marketing clearance approval for the CTLM® device.

We will rely on international sales and may be subject to risks associated with international commerce.

In June 2017, we entered into a Technology Licensing Agreement (the “Xi’an Agreement”) with Xi’an IDI Laser Image Co. Ltd. (“Xi’an IDI”), of Xi’an, Shaanxi Province, China. Xi’an IDI is an affiliate of Viable. Pursuant to the Xi’an Agreement, Xi’an IDI has the exclusive right to manufacture the CTLM® in China and sell the CTLM® in China, Hong Kong, Macau and Taiwan. Xi’an IDI must pay to IDSI on a quarterly basis a royalty of 25% of the gross revenues from the sale of the CTLM® and related parts and accessories. We recognize the potential market for the CTLM® in the European Union (EU), South America and the Middle East. However, we are initially focusing on those countries that can be serviced by Xi’an IDI. Marketing in the Middle East can be problematic as some of the countries in the Middle East are subject to economic sanctions and political instability. In this regard, IDSI is not marketing and will not market the CTLM® in countries that are subject to such sanctions, and IDSI has and will have no agreements, commercial arrangements, or other contacts with the government or entities controlled by the government in any such country for so long as the sanctions remain in place. Until we receive marketing clearance from the FDA to market the CTLM® in the United States, our revenues, if any, will be derived from sales by Xi’an IDI in China, Taiwan, Hong Kong and Macau and sales to international distributors. A significant portion of our revenues may be subject to the risks associated with international sales, including:

●	economic and political instability,

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●	shipping delays,
●	fluctuation of foreign currency exchange rates,
●	restrictions on our ability to repatriate funds from foreign jurisdictions,
●	foreign regulatory requirements,
●	various tariffs and other trade restrictions, all of which could have a significant impact on our ability to deliver products on a timely and cost-effective basis, and
●	inability to collect outstanding receivables to the extent that irrevocable letters of credit are not used.

Significant increases in the level of customs duties, export quotas or other trade restrictions could have a material adverse effect on our business, financial condition and results of operations. The regulation of medical devices in foreign countries continues to develop, and there can be no assurance that new laws or regulations will not have a material adverse effect on us. In order to minimize the risk of doing business with distributors in countries which are having difficult financial times, our international distribution agreements may require payment via an irrevocable letter of credit drawn on a United States bank prior to shipment of the CTLM®.

Risks related to potential liabilities

We face significant product liability risks, which may have a negative effect on our financial condition.

The use of medical devices, whether in clinical trials or commercially, can result in product liability claims whether or not the devices and treatments are actually at fault for causing an injury. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a severe negative effect on our financial condition. Due to factors in the insurance market generally and our own experience, we may not be able to purchase sufficient product liability insurance at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

Improper disclosure of clinical data, personal data, and other confidential data could result in liability and harm our reputation.

As we continue to perform clinical studies, expand our sales, and improve our capabilities with initiatives like IDSI Cloud, we store and process increasingly large amounts of confidential data, including medical information and personally identifiable information. At the same time, the continued occurrence of high-profile data breaches provides evidence of an external environment increasingly hostile to information security. This environment demands that we continuously improve our design and coordination of security controls across our business and geographies. Despite these efforts, it is possible our security controls over medical, personal, and other confidential data, our training of employees and vendors on data security, and other practices we follow may not prevent the improper disclosure of confidential information that we or our vendors store and manage. Improper disclosure of this information could harm our reputation, lead to legal exposure to customers, or subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue.

Risks related to the market for our common stock

Our common stock is considered “a penny stock” and may be difficult to sell.

The SEC adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. We expect the market price of our common stock to remain substantially less than $5.00 per share in the foreseeable future, and our stock therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since we expect our common stock to be quoted on the OTC Markets, investors may find it difficult to obtain accurate quotations of our common stock.

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The price of our common stock may be affected by a limited trading volume, may fluctuate significantly and may not reflect the actual value of our business.

There may be a limited public market for our common stock on the OTC Markets, and there can be no assurance that an active trading market will materialize. An absence of an active trading market could adversely affect our stockholders’ ability to sell our common stock in short time periods, if at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors, such as our sale of securities in connection with capital raising activities, could cause the price of our common stock to fluctuate substantially. Thus, the price at which shares of our common stock may trade from time to time may not reflect the actual value of our business or the actual value of our common stock.

From time to time, we may hire companies to assist us in pursuing investor relations strategies to generate increased volumes of investment in our common stock. Such activities may result, among other things, in causing the price of our common stock to increase on a short-term basis.

Risks related to ownership of our common stock

There is currently no trading for our common stock

Outstanding shares of our Common Stock cannot be offered, sold, pledged or otherwise transferred in the U.S. unless subsequently registered pursuant to, or exempt from registration under, the Securities Act and any other applicable federal or state securities laws or regulations. These restrictions will limit the ability of our stockholders to liquidate their investment.

The volatility of our stock price could adversely affect your investment in our common stock.

The price of our common stock fluctuated substantially after it began trading on the OTC Bulletin Board in September 1994. Furthermore, in September 2014 the registration of our common stock was revoked for failure to file annual and quarterly reports by the SEC under the Securities Exchange Act of 1934, and there has been no trading market for the common stock since then.

Even if a trading market for our stock is re-established, the market price of our shares, like that of the common stock of many other medical device companies, is likely to be highly volatile. Factors that may have an impact on the price of our common stock include:

●	the timing and results of our clinical trials or those of our competitors,
●	governmental regulation,
●	healthcare legislation,
●	geopolitical events,
●	equity or debt financing, and
●	developments in patent or other proprietary rights pertaining to our competitors or us, including litigation, fluctuations in our operating results, and market conditions for medical device company stocks and life science stocks in general.

We have not paid and do not currently intend to pay dividends, which may limit the current return you may receive on your investment in our common stock.

Since inception, we have not paid a dividend on our common stock and do not intend to pay dividends on our common stock in the foreseeable future.

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ITEM 2. FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the condensed financial statements and other financial data included elsewhere in this report and the information described under “Risk Factors” (Item 1A).

CRITICAL ACCOUNTING POLICIES

The financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions also include the valuations of certain financial instruments, stock based compensation, deferred tax assets, the outcome of litigation and tax matters, and other matters that affect the statements of financial condition and related disclosures. Actual results could differ materially from these estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Inventory

Inventories, consisting principally of raw materials, work-in-process (including completed units under testing), finished goods and units placed on consignment, are carried at the lower of cost and net realizable value. Cost is determined using the first-in, first-out (FIFO) method. Raw materials consist of purchased parts, components and supplies. Work-in-process includes completed units undergoing final inspection and testing. We periodically review the value of items in inventory and record write-downs or write-offs based on its assessment of slow moving or obsolete inventory. We maintain a reserve for obsolete inventory and generally makes inventory value adjustments against the reserve.

Stock-Based Compensation

We rely on the guidance provided by ASC 718, (“Share Based Payments”). ASC 718 requires companies to expense the value of employee stock options and similar awards and applies to all outstanding and vested stock-based awards.

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk-free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, we analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If our actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period. In fiscal year 2018 and 2017, stock options were granted to employees and consultants and those options are being expensed pursuant to ASC 718.

The fair value concepts were not changed significantly in ASC 718; however, in adopting this Standard, companies were given the option to choose among alternative valuation models and amortization assumptions. We elected to continue to use the Black-Scholes option pricing model and expense the options as compensation over the requisite service period of the grant. We will reconsider use of the Black-Scholes model if additional information becomes available in the future that indicates another model would be more appropriate, or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model.

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Results of Operations

In the continuing process of commercializing our operations and as part of our transition plan to exit from reporting as a development stage enterprise, we will use the current format of our management’s discussion and analysis of financial condition and results of operation (MD&A) to better disclose and discuss four main categories of expenses (general and administrative, salaries and wages, research and development, and sales and marketing).

Years Ended June 30, 2018 and June 30, 2017

SALES AND COST OF SALES

Revenues during the year ended June 30, 2018, were $104,039, representing an increase of $94,782 or 1024% from $9,257 during the year ended June 30, 2017. The increase in revenues is primarily a result of income from a royalty agreement that had been established in 2006, but had never been recognized. In 2018, the royalty agreement was re-established and the income represents royalties owed to the Company through June 30, 2018.

The Cost of Sales during the year ended June 30, 2018, was $8,424 representing a decrease of $62,590 or 88% from $71,014 during the year ended June 30, 2017. The Company has booked a reserve for the entire value of its inventory due to the age of the inventory, lack of demand for parts and lack of sales. The inventory impairment is reflected on the statement of operations as a cost of sales. The decrease in cost of sales is primarily a result of the decrease in the amount of the inventory impairment.

GENERAL AND ADMINISTRATIVE

Our general and administrative expenses include travel/subsistence related to general and administrative activities, property and casualty insurance, professional fees associated with our corporate and securities attorneys and independent auditors, corporate governance expenses, stockholder expenses, consulting, utilities, maintenance, telephones, office supplies and sales and property taxes.

General and administrative expenses during the year ended June 30, 2018, were $968,041 representing a decrease of $331,972 or 26% from $1,300,013 during the year ended June 30, 2017.

The general and administrative decrease of $331,972 is due primarily to a decrease of $124,894 in consulting expenses, decrease of $100,500 in travel expenses, decrease of $24,142 in legal expense and a decrease of $30,000 in private equity placement fee.

We do not expect a material change in our general and administrative expenses until we realize a significant increase in revenue from the sale of our product.

SALARIES AND WAGES

Our salaries and wages expenses include compensation, related benefits, payroll taxes and other payroll fees for all employees.

Salaries and wages expense during the year ended June 30, 2018, were $593,737 representing a decrease of $89,382 or 13% from $683,119 during the year ended June 30, 2017.

The decrease of $89,382 is primarily the result of having two fewer employees in 2018 due to an ongoing effort to streamline operations.

RESEARCH AND DEVELOPMENT

We incur research and development expenses to develop significant enhancements to our sole product, the CTLM®. These expenses consist primarily of clinical costs, consulting fees associated with regulatory compliance and approvals, costs of materials and components to make product enhancements, new product research costs, and costs associated with servicing clinical collaboration sites.

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Research and development expenses during the year ended June 30, 2018 were $54,669 representing a decrease of $68,817 or 56% from $123,486 during the year ended June 30, 2017.

The research and development decrease of $68,817 is due primarily to a decrease of $24,817 in general research and development expenses and a decrease of $15,471 in clinical expenses.

We expect a significant increase in our research and development expenses during the fiscal year ending June 30, 2019 due to increased costs associated with conducting the clinical trials and preparing the FDA application for Pre-Market Approval and submitting it to the FDA.  We also expect our consulting expenses and professional fees to increase due to the costs associated with conducting the clinical trial and preparing the FDA application, as well as the costs associated with being a public company.

SALES AND MARKETING

Our sales and marketing expenses consist primarily of expenses associated with advertising and promotion, representative office expense, trade shows, conferences, promotional and training costs related to marketing the CTLM® , commissions, travel/subsistence, patent maintenance fees, consulting, certification expenses, and product liability insurance.

Sales and marketing expenses during the year ended June 30, 2018, were $28,018 representing an increase of $2,211 or 9% from $25,807 during the year ended June 30, 2017. The change in the amount of sales and marketing expense is not significant and the total amount of sales and marketing expense for the two years is minimal compared to the other categories of expenses.

We may expect a significant increase in our sales and marketing expenses in the future if we resume implementation of our global commercialization program.  Should that occur, we expect commissions, trade show expenses, advertising and promotion and travel and subsistence costs to increase due to this program.

AGGREGATED OPERATING EXPENSES

Total operating expenses (general and administrative, salaries and wages, research and development, sales and marketing, and depreciation and amortization) and cost of sales during the year ended June 30, 2018, were $1,660,675, representing a decrease of $550,551 or 25% from $2,211,226 when compared to the operating expenses during the year ended June 30, 2017.  The overall decrease in expenses was a result of increased operating efficiency and reducing costs by outsourcing manufacturing. We have implemented a new business strategy which includes a licensing agreement with Xi’an IDI to shift manufacturing of the CTLM® for the China and Asian markets to China.

Inventory valuation adjustments during the year ended June 30, 2018, were $8,424 representing a decrease of $53,690 or 86% from $62,114 during the year ended June 30, 2017.  The decrease is due to having a smaller inventory valuation adjustment during fiscal 2018. See “Critical Accounting Policy – Inventory”.

Depreciation and amortization during the year ended June 30, 2018, were $7,786 representing no increase or decrease to the amount of $7,786 during the year ended June 30, 2017.

Interest expense during the fiscal year ended June 30, 2018, was $140,422 representing a decrease of $74,567 or 35% from $214,989 during the year ended June 30, 2017. The decrease is due to ongoing efforts to settle and reduce debts.

BALANCE SHEET DATA

Our combined cash and cash equivalents totaled $271,540 at June 30, 2018 and $199,044 at June 30, 2017.  We do not expect to generate a positive internal cash flow for at least the next 12 months due to our efforts to obtain CFDA and FDA marketing clearance, the expected costs of commercializing our initial product, the CTLM®, and the time required for homologations from certain countries.

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Our inventory, which consists of raw materials, work in process (including completed units under testing), and finished goods totaled $482,762 at June 30, 2018 and $491,946 at June 30, 2017.  Raw materials used for research and development or other purposes are expensed and not included in inventory. The net inventory is $0 for fiscal 2018 and 2017 because the Company has booked a reserve for the entire value of the inventory due to lack of demand for parts and lack of sales.

Our property and equipment, net, totaled $27,178 at June 30, 2018 and $34,964 at June 30, 2017.  The overall decrease of $7,786 is due entirely to depreciation during fiscal year 2018.

Our current liabilities, which consist of accounts payable, accrued payroll taxes and penalties, short term debt, and convertible debt, totaled $745,689 at June 30, 2018 and $2,725,679 at June 30, 2017. Accounts payable and accrued expenses totaled $69,756 at June 30, 2018 and $352,114 at June 30, 2017. Accrued payroll taxes and penalties totaled $314,019 at June 30, 2018 and $717,151 at June 30, 2017. Short term debt totaled $0 at June 30, 2018 and $62,500 at June 30, 2017. Short term related party debt totaled $0 at June 30, 2018 and $500,000 at June 30, 2017. Convertible promissory notes totaled $0 at June 30, 2018 and $750,000 at June 30, 2017. Convertible Preferred Series L (including accrued dividends) totaled $361,914 at June 30, 2018 and $343,914 at June 30, 2017. Current liabilities were reduced significantly because the Company made efforts to settle most accounts payables and debts in 2018. The debts were settled either by payment of cash or conversion to equity.

LIQUIDITY AND CAPITAL RESOURCES

We are currently a development stage company and our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt and/or equity financing.  We have yet to generate a positive internal cash flow, and until significant sales of our product occur, we are mostly dependent upon debt and equity funding from Viable and its affiliates and/or outside investors. While Viable has stated its intention to provide, directly or through private investors it procures, the working capital that we need for the next 12 months, in the event that we are unable to obtain adequate debt or equity financing or are unable to obtain such financing on terms and conditions acceptable to us, we may have to cease or severely curtail our operations.  This would materially impact our ability to continue as a going concern.

We have financed our operating and research and development activities through several private placement transactions (See Item 10 - Recent Sales of Unregistered securities).  During fiscal 2018, we raised a total of $3,773,750 through private placement transactions. Of the $3,773,750, $1,500,000 was received pursuant to stock subscription agreements, while the remaining $2,273,750 was made up of debt and accounts payable settlements pursuant to debt conversion agreements. During fiscal 2017, we raised a total of $2,823,632 through private placement transactions. Of the $2,823,632, $1,110,000 was received pursuant to stock subscription agreement, while the remaining $1,713,632 was made up of debt and accounts payable settlements pursuant to debt conversion agreements.

Net cash used for operating and product development expenses, which include our purchase of additional materials to continue the manufacture of CTLM® Systems in anticipation of receiving orders from our distributors in certain countries where permitted by law was $1,965,004 during fiscal 2018, compared to net cash used by operating activities and product development of the CTLM® and related software development of $2,770,784 during fiscal 2017.  At June 30, 2018, we had negative working capital of $393,943 compared to negative working capital of $2,505,032 at June 30, 2017. We do not expect to generate a positive internal cash flow for at least the next 12 months due to limited expected sales in the international market and the time needed to ramp up the sales and marketing plan in China.

If and when we receive marketing clearance from the FDA, which cannot be assured, we believe that we will need funding in excess of $5 million above and beyond normal operating expenses over the next year to fully complete all necessary stages in order for us to market the CTLM® in the United States and foreign countries other than China, where Xi’an IDI will be responsible for all expenses relating to the manufacture, marketing and sale of the CTLM®.  The $5 million will be used to purchase inventory, sub-contracted components, tooling and manufacturing templates and pay non-recurring engineering costs associated with preparation for full capacity manufacturing and assembly and marketing, advertising and promotion, training, ongoing regulatory expenses, and other costs associated with product launch.  We expect to use the proceeds of the sale of restricted common stock through private placements as our preferred choice to raise the additional funds required to continue operations. In the event that we are unable to raise funds through private placements, either common or preferred stock, or debt securities, or combinations of both; or by placing equity into the public market through an underwritten secondary offering, we will be naturally adversely affected and may have to cease operations.  If additional funds are raised by issuing equity securities, whether to hedge funds or other investors, dilution to existing stockholders will result, and future investors may be granted rights superior to those of existing stockholders.

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ITEM 3. PROPERTIES.

Corporate Offices

We maintain our current principal office at 1291-B N.W. 65th Place, Fort Lauderdale, Florida 33309. Our telephone at this office is (954) 581-9800. On December 30, 2013, we signed a five year lease commencing February 2014 and terminating on January 31, 2019 at the monthly rental rate of $6,000 plus sales tax (currently 6%, payable in equal installments in advance on the first day of each month for that month’s rental during the term of the lease. On the anniversary of the lease, the monthly rental amount will be increased by 3%. The facility is 13,275 square feet all of which is air conditioned. The facility is equipped with both ground level and raised trailer level loading docks and is adequate for our current manufacturing and warehouse requirements. We are seeking to extend our existing lease for another 12 months through January 2020, and we believe that, if we do not obtain an extension on advantageous terms, we will be able to lease an adequate, reasonably-priced facility in the same area.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 20, 2018, regarding the beneficial ownership of our common stock by (i) each person who beneficially owns more than 5% of our common stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group. To our knowledge, no other person beneficially owns more than 5% of our common stock. As of August 20, 2018, we had 120,641,330 shares outstanding.

All share amounts in this table are adjusted for our 1 for 1000 reverse stock split effective July 27, 2018 (the “Reverse Stock Split”).

Name and Address of Beneficial Owner	Shares Owned		Percent of Class
Viable International Investments, LLC
1221 East Robinson Street
Orlando, Florida 32801	87,104,691		72.2%

Hongbo Li
Unit 21, No. 1 Building
#288 Ning Xia Road
Qingdao, Shandong, China	7,424,554		6.15%

Officers and Directors

Chunming Zhang[1]	0		0%

David Fong	667,301	[2]	.55%

Guanliang Wang	270,018	[3]	.22%

All Directors and Executive Officers as a group (3 persons)	937,319		.77%

[1]	Viable is beneficially owned 72% by Lixin Yang, Chairman of Viable China, and 28% by Hoi Po Yeung (Paul Yeung), brother of Lixin Yang, through Invescope, LLC, a Florida limited liability company owned by Paul Yeung (“Invescope”). Chunming Zhang, our CEO, is the wife of Lixin Yang. She disclaims beneficial ownership of the shares held by Viable.
[2]	Includes 417,301 shares covered by currently exercisable stock options.
[3]	All of these shares are covered by currently exercisable stock options.

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ITEM 5. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

The names of our officers and directors, as well as certain information about them, are set forth below:

Name	Age	Position(s)	Held Since

Chunming Zhang	48	Chief Executive Officer, Director	2014

David Fong	62	Chief Financial Officer	2014

Chunming Zhang has been a Director and Vice President of IDSI’s parent company, Sanya Wanbo (Viable) Investments, Ltd. Co. (“Viable China”), since December 2013. Ms. Zhang was selected to be the Company’s director and CEO due to her familiarity with IDSI’s parent company, her prior business development experience in medical technology and medical devices, and her executive-level experiences in business. She was the chief assistant and marketing manager for Dräger Medical GmbH’s China operations from 1992 to 1995. Dräger is a medical and safety technologies company headquartered in Lübeck, Germany. During that period, Ms. Zhang was responsible for the approval of policy and sales licenses of German machines imported to China, including customs approval of exhibition equipment. She also participated in the domestic large-scale hospital equipment procurement process, promotional and marketing activities, and the establishment of a joint venture factory in Shanghai. From 1995 to 2011, Ms. Zhang was the vice general manager of Beijing Shanqishi Investment Consulting Co., Ltd., where she was responsible for the planning of retirement communities and senior housing projects. She currently serves as a board member of Hannan Wanbo Co., Ltd., where she has been instrumental in developing several large commercial real estate projects, including one of the biggest retirement housing projects in Hainan. Ms. Zhang graduated from East China University of Science and Technology in 1992 with a degree in Foreign Trade.

David Fong is a Certified Public Accountant (CPA) and Personal Financial Specialist (PFS). Mr. Fong was selected to be the Company’s initial director and CFO due to his extensive experience in advising businesses on tax, accounting, finance, and business matters. He has been providing tax, accounting, and financial services in the United States since 1986, with particular focus on matters related to international tax and business. As part of his professional career, Mr. Fong has served as managing director and CFO of businesses in various industries. He is the principal owner of Fong & Associates, LLC and Fongtax, LLC in Orlando, Florida. Mr. Fong has a B.S. degree in Economics from Columbia University and a MBA degree from NYU.

Guanliang (“Josh”) Wang is currently Vice President of Operations and Secretary of the Company. He began his employment with the Company as a Technical Specialist in August 2014. In March 2017 he was appointed Vice President of Operations and Secretary of the corporation. From 2013 to 2014, Mr. Wang was employed as a part-time IT Specialist at Florida College of Integrative Medicine (“FCIM”) in Orlando, FL and also was employed as a part-time Real Estate Agent from 2010 to 2014 and self-employed as an IT Specialist from 2010 to 2013. From 2008 to 2009, he was a Process Engineer Supervisor at Cutrale Citrus Juices USA in the greater Orlando, FL area. Mr. Wang graduated in 2008 with a B.S.E.E. degree in Electrical Engineering from University of Central Florida.

ITEM 6. EXECUTIVE COMPENSATION

Table 6: Smaller Reporting Company Summary Compensation Table, Last 2 Completed Fiscal Years

Name and Positions	Year	Salary ($)		Bonus ($)		Stocks ($)		Options ($)		Other ($)	Total ($)

Chunming Zhang	FYE 06/30/17	[0	]	[0	]	[0	]	[0	]	-0-	0
CEO	FYE 06/30/18	[0	]	[0	]	[0	]	[0	]	-0-	0
David Fong	FYE 06/30/17	120,000		0		[0	]	[0	]	-0-	120,000
CFO	FYE 06/30/18	120,000		[0	]	[0	]	[0	]	-0-	120,000
Guanliang Wang	FYE 06/30/17	70,000		-0-		-0-		-0-		-0-	70,000
Secretary	FYE 06/30/18	70,000		-0-		-0-		-0-		-0-	70,000

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Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End (all amounts adjusted for Reverse Stock Split)
	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date

Chunming Zhang	--	--	--	--	--
David Fong	417,301	417,301	--	$0.20	1/1/22
Guanliang Wang	270,018	270,018	--	$0.20	1/1/22

Smaller Reporting Companies Director Compensation Table, Last Completed Fiscal Year

IDSI had no non-officer directors in the last completed fiscal year and paid no compensation for service as a director.

Compensation Committee Interlocks and Insider Participation

IDSI has no compensation committee. IDSI’s sole director participated in deliberations concerning executive compensation in the last completed fiscal year. The information required by this item is contained under Items 5 and 7 herein.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Transactions

Viable International Investments, LLC, a Florida limited liability company (“Viable”), owns 72.2% of IDSI’s outstanding common stock. Viable is owned 72% by Viable China, which is beneficially owned by Lixin Wang, and 28% by Invescope, LLC, a Florida limited liability company beneficially owned by Paul Yang, the brother of Lixin Yang. Viable and its affiliates have been our main source of capital since the Viable Acquisition. See item 10 “Recent Sales of Unregistered Securities.”

In June 2017, IDSI entered into a licensing agreement with Xi’an IDI which grants to Xi’an IDI the exclusive right to manufacture the CTLM® in China and market and sell the CTLM® in China, Taiwan, Hong Kong and Macau. Under this agreement, Xi’an IDI must pay to IDSI a royalty of 25% of its gross sales of CTLM® systems. A majority of the shares of Xi’an IDI are beneficially owned by Lixin Yang.

Since the Viable Acquisition in August 2014, Paul Yeung has provided consulting services to the Company through Erhfort, LLC, a Florida limited liability company (“Erhfort”) in exchange for a fee of $10,000 per month. In his consulting capacity, Mr. Yeung, who lives in Orlando, Florida, regularly reviews the Company’s operations and reports to IDSI’s CEO Chunming Zhang, who lives in China. From August 2014 through August 2015, Erhfort’s fees were paid by Viable. Since September 2015, Erhfort’s fees have been paid by IDSI. In April 2018, $90,000 in accrued consulting fees were paid by IDSI through issuance of 450,000 shares of common stock to Erhfort at $0.20 per share (after adjustment for the Reverse Stock Split).

35

We expect that our board will adopt a written policy for the review of related party transactions. For purposes of the policy, a related party transaction will include transactions in which (1) the amount involved in any consecutive 12-month period is more than the lesser of (i) $120,000 or (ii) one percent of IDSI’s average total assets at year-end in the prior two completed fiscal years, (2) IDSI is a participant, and (3) any related party has a direct or indirect material interest. The policy is expected to define a “related party” to include directors, nominees for director, executive officers, beneficial owners of more than 5% of IDSI’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related party transactions must be approved by IDSI’s board of directors or, in the event of an inadvertent failure to bring the transaction to the board, ratified by the board. In the event that a member of the board has an interest in a related party transaction, the transaction must be approved or ratified by the disinterested members of the board. In deciding whether to approve or ratify a related party transaction, the board will consider the following factors:

●	whether the terms of the transaction are (1) fair to IDSI and (2) at least as favorable to IDSI as would apply if the transaction did not involve a related party;
●	whether there are demonstrable business reasons for IDSI to enter into the transaction;
●	whether the transaction would impair the independence of an outside director under IDSI’s director independence standards; and
●	whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

Independent Directors

IDSI currently has no independent director. In late 2018, we intend to begin a search for an independent director, who we expect to have in place by mid-2019.

ITEM 8. LEGAL PROCEEDINGS

At this time, there are no material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for IDSI’s common equity.

Holders Common Equity

IDSI has a single class of common equity: our common stock. The approximate number of holders of our common stock is 3,454 as of August 20, 2018.

Dividends In the Two Most Recent Fiscal Years

IDSI did not pay any dividend on its common equity in the two most recent fiscal years, nor did the Company have the financial ability to pay any dividend.

36

Securities Authorized for Issuance under Equity Compensation Plans

The table below summarizes the securities authorized for issuance under equity compensation plans as of August 20, 2018 (as adjusted for the Reverse Stock Split):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,636,793	$0.2	3,363,220
Equity compensation plans not approved by security holders	N/A	N/A	N/A

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

All of IDSI’s sales of unregistered securities since the Viable Acquisition in August 2014, expect for issuance to settle certain accounts payable and back salary, have been made pursuant to private offerings to accredited investors. The sales set forth below all involved2 the issuance of restricted stock and were made pursuant to an exemption from registration requirements under Section 4(2) of the Securities Act of 1933, as amended. No placement agent fees or commissions were paid on these offerings; however, a $30,000 finder’s fee was paid in China in fiscal 2017. All net proceeds were used for working capital. All share amounts and prices per share are adjusted for the Reverse Stock Split.

Acquisition of a Majority of IDSI’s Stock by Viable International Investments, LLC

On June 27, 2014, Viable entered into an agreement (the “SPA”) to purchase 600 shares of IDSI’s Series M Preferred Stock (the “Preferred Stock”). Pursuant to the SPA, Viable purchased from IDSI 250 shares of Preferred Stock for $2,500,000, 200 shares of Preferred Stock for $2,000,000, and 150 shares of Preferred Stock for $1,500,000, on August 4, 2014, August 31, 2015, and April 22, 2016, respectively. Viable obtained the funds to purchase these shares of Preferred Stock from capital contributions by its parent, Viable China, and Paul Yeung’s company Invescope.

Based on the conversion price of the Preferred Stock, the 600 shares covered by the SPA provided Viable with beneficial ownership of 90% of IDSI’s common stock based on the number of shares outstanding as of the date of the SPA. In April 2017, Viable converted six shares of Preferred Stock into 883,696 shares of common stock and sold a total of 872,787 shares of common stock to three unaffiliated accredited investors for a total price of $300,000 ($0.46 per share as to $100,000 and $0.31 per share as to $200,000). In November 2017, Viable converted three shares of Preferred Stock into 441,848 shares of common stock and sold a total of 392,157 shares of common stock to one unaffiliated accredited investor for a price of $200,000 ($0.51 per share).

Private Offerings of Common Stock

IDSI did not sell any shares of common stock in the fiscal year ended June 30, 2016.

In the fiscal year ended June 30, 2017 IDSI sold (i) 1,963,770 shares of common stock to a non-affiliated accredited investor for $1,000,000 ($0.5092 per share) and (ii) 7,540,036 shares of common stock to three non-affiliated and two affiliated accredited investors for gross proceeds of $1,510,000 ($0.20 per share as to $1,400,000 and $0.2031 as to $110,000). The affiliated investors were a company owned by the wife and son of Paul Yeung as to $700,000/3,500,000 shares and the brother of our CEO, Chunming Zhang, as to $100,000/500,000 shares.

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During the year ended June 30, 2017, we also issued 1,388,160 shares of common stock to settle $277,632 of accrued salaries ($0.20 per share) and 180,000 shares of common stock to settle $36,000 of accounts payable ($0.20 per share).

During the fiscal year ended June 30, 2018, IDSI sold 2,941,176 shares of common stock to four non-affiliated accredited investors for gross proceeds of $1,500,000 ($0.51 per share).

During the fiscal year ended June 30, 2018, IDSI sold 5,500,000 shares of common stock to three non-affiliated and two affiliated accredited investors for gross proceeds of $1,100,000 ($0.20 per share). The affiliated investors in these transactions were Erhfort ($500,000 / 2,500,000 shares) and Lawrence Yang, the son of Lixin Yang ($200,000 / 1,000,000 shares).

During the year ended June 30, 2018, we issued 100,000 shares of common stock to settle $20,000 of accrued salaries ($0.20 per share) and we issued 950,000 shares of common stock to settle $190,000 of accounts payable ($0.20 per share).

In August 2016, an unaffiliated accredited investor loaned $750,000 to the Company pursuant to a convertible promissory note bearing interest at 15% per year. In June 2018, the note principal plus $213,750 of interest was converted into 1,889,706 shares of common stock based on a conversion price of $0.51 per share.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

General

IDSI filed Articles of Amendment with the Florida Secretary of State for a 1 for a 1000 reverse split of IDSI’s common stock on July 12, 2018 (the “Reverse Split”). Also stipulated in the amended articles was a reduction of authorized shares of its common stock from 40,000,000,000 to 500,000,000 which became effective on July 27, 2018 (the “Share Reduction”).

After the Share Reduction, IDSI’s authorized capital stock consists of 500 million shares of common stock, no par value, and 2 million shares of preferred stock. As of August 20, 2018, following the Reverse Split and Viable’s August 7, 2018, conversion of all of its remaining shares of Series M preferred stock, there are 120,641,330 shares of IDSI common stock issued and outstanding and 20 shares of Series L preferred stock issued and outstanding.

Common Stock

Each holder of IDSI common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. To be elected in an uncontested election for Board members, a director nominee must receive more votes “for” than “against” by shares present in person or by proxy and entitled to vote. In a contested election for Board members, the Board members are elected by a plurality of shares present in person or by proxy and entitled to vote.

Subject to any preferential rights of any outstanding preferred stock, holders of IDSI common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of IDSI, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred stock.

Holders of IDSI common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of IDSI common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of IDSI common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that IDSI may designate and issue in the future.

38

Preferred Stock

IDSI’s board of directors is authorized, subject to limitations prescribed by the Florida Business Corporation Act (the “FBCA”), and by IDSI’s Articles, to issue up to 2 million shares of preferred stock in one or more series without further action by the holders of its common stock. IDSI’s board of directors will have the discretion, subject to limitations prescribed by the FBCA and by the Articles, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Our only outstanding series of preferred stock, Series L, has 20 shares outstanding, with a face amount of $10,000 per share. The Series L preferred stock is entitled to (i) a 9% cumulative annual dividend and (ii) conversion into common stock at a price of $150 per share (after adjustment for the Reverse Stock Split).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is:

Worldwide Stock Transfer, LLC

One University Plaza

Suite 505

Hackensack, NJ 07601

Tel (201) 820-2008

Fax (201) 820-2010

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article IX of the Articles provides that IDSI shall indemnify its officers and directors to the fullest extent permitted by law.

The Articles provide that IDSI shall indemnify to the full extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of IDSI or serves or served as an director or officer of any other enterprises at the request of IDSI.

Section 607.0831 of the FBCA provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of the company in the case of a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a shareholder; or (e) recklessness or an act or omission in bad faith or with malicious purpose or with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a shareholder.

Section 607.0850 of the FBCA authorizes, among other things, IDSI to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of IDSI) by reason of the fact that he is or was a director, officer, employee or agent of IDSI (or is or was serving at the request of IDSI in such a position for any entity) against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of IDSI and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850 of the FBCA further requires that a director, officer or employee be indemnified for expenses (including attorneys’ fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Section 607.0850 also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

Section 607.0850 further states that the indemnification and advancement of expenses provided pursuant to this Section are not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of the company in the case of a derivative action or a proceeding by or in the right of a shareholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA (relating to the liability of directors for improper distributions) are applicable.

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ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

IMAGING DIAGNOSTIC SYSTEMS, INC.

FINANCIAL STATEMENTS

40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Imaging Diagnostic Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Imaging Diagnostic Systems, Inc. (the Company) as of June 30, 2018 and 2017, and the related statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended June 30, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph- Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and for the year ended June 30, 2018 the Company had a net loss of $1,652,442, had net cash used in operating activities of $1,965,004, and had negative working capital of approximately $393,943. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2017.
Coconut Creek, Florida
August 13, 2018

F-1

IMAGING DIAGNOSTIC SYSTEMS, INC.

Balance Sheets

	June 30, 2018	June 30, 2017
Assets
Current assets:
Cash	$271,540	$199,044
Due from related party	34,853	-
Royalty receivable	21,753	-
Other receivable	850	-
Inventory, net	-	-
Prepaid expenses	22,750	21,598

Total current assets	351,746	220,642

Property and equipment, net	27,178	34,964

Total assets	$378,924	$255,606

Liabilities and Stockholders’ (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$69,756	$352,114
Accrued payroll taxes and penalties	314,019	717,151
Short term debt	-	62,500
Short term related party debt	-	500,000
Convertible Promissory Note	-	750,000
Convertible Preferred Series L	361,914	343,914

Total current liabilities	745,689	2,725,679

Total liabilities	745,689	2,725,679

Commitment and Contingencies (Note 16)

Stockholders’ (Deficit):

Preferred stock, no par, 2,000,000 authorized Convertible preferred stock, Series M, 600 designated 591 and 594 shares issued and outstanding at June 30, 3018 and 2017	7,589,173	7,086,215
Common stock, no par value, 40,000,000,000 authorized, 33,597,241,382 and 21,774,510,861 shares issued and outstanding at June 30, 2018 and 2017, respectively	118,052,797	114,249,047
Additional paid-in capital	7,055,382	7,055,382
Accumulated Deficit	(133,064,117)	(130,860,717)

Total stockholders’ (Deficit)	(366,765)	(2,470,073)

Total liabilities and stockholders’ (Deficit)	$378,924	$255,606

See accompanying notes to the financial statements

F-2

IMAGING DIAGNOSTIC SYSTEMS, INC.

Statements of Operations

	Year Ended	Year Ended
	June 30, 2018	June 30, 2017

Sales, related party	$15,158	$9,257
Service revenue	5,375	-
Royalty revenue	83,506	-
Total Revenue	104,039	9,257

Cost of Sales	8,424	71,014

Gross Profit	95,615	(61,757)

Operating Expenses:
General and administrative	968,041	1,300,013
Salaries and wages	593,737	683,119
Research and development	54,669	123,486
Sales and marketing	28,018	25,807
Depreciation and amortization	7,786	7,786

Total Operating Expenses	1,652,251	2,140,212

Operating Loss	(1,556,636)	(2,201,969)

Other Income (expense)

Interest income	5	147
Gain on settlement of accounts payable	44,611	246,318
Interest expense	(140,422)	(214,989)
Total Other Income (Expense)	(95,806)	31,476
Net Loss	(1,652,442)	(2,170,493)

Preferred Stock Dividends	(550,958)	(557,024)
Net Loss Available to Common Stockholders’	(2,203,400)	(2,727,517)

Net Loss per common share:
Basic and diluted	$(0.00)	$(0.00)
Weighted average number of common shares outstanding:
Basic and diluted	23,932,655,675	10,864,010,189

See accompanying notes to the financial statements.

F-3

IMAGING DIAGNOSTIC SYSTEMS, INC.

Statements of Changes in Stockholders’ (Deficit)

Year ended June 30, 2018 and 2017

	Preferred Stock		Common Stock		Additional
	Number of		Number of		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at June 30, 2016	600	6,607,191	9,818,848,207	111,365,415	7,055,382	(128,133,200)	(3,105,212)

Conversion Viable Series M Cv Preferred to Common Stock	(6)	(60,000)	883,696,338	60,000	-	-	-

Cumulative Dividend on Series M CV Preferred	-	539,024	-	-	-	(539,024)	-

Cumulative Dividend on Series L CV Preferred	-	-	-	-	-	(18,000)	(18,000)

Common Stock Issued-Private Placements	-	-	2,503,806,316	1,110,000	-	-	1,110,000

Conversion of Debt to Equity	-	-	7,000,000,000	1,400,000	-	-	1,400,000

Shares Issued for Settlement of Accrued Salaries	-	-	1,388,160,000	277,632	-	-	277,632

Shares Issued for Settlement of Accounts Payable	-	-	180,000,000	36,000	-	-	36,000

Net Loss	-	-	-	-	-	(2,170,493)	(2,170,493)

Balance at June 30, 2017	594	$7,086,215	21,774,510,861	$114,249,047	$7,055,382	$(130,860,717)	$(2,470,073)

Deposit for Future Stock Subscriptions	-	-	-	-	-	-	-

Conversion Viable Series M Cv Preferred to common stock	(3)	(30,000)	441,848,169	30,000	-	-	-

Cummulative Dividend on Series M CV Preferred	-	532,958	-	-	-	(532,958)	-

Cummulative Dividend on Series L CV Preferred	-	-	-	-	-	(18,000)	(18,000)

Common Stock issued-Private Placements	-	-	2,941,176,471	1,500,000	-	-	1,500,000

Conversion of Debt to Equity	-	-	7,389,705,880	2,063,750	-	-	2,063,750

Shares Issued for Settlement of Accrued Salaries	-	-	100,000,000	20,000	-	-	20,000

Shares Issued for Settlement of Accounts Payable	-	-	950,000,000	190,000	-	-	190,000

Net loss	-	-	-	-	-	(1,652,442)	(1,652,442)

Balance at June 30, 2018	591	$7,589,173	33,597,241,381	$118,052,797	$7,055,382	$(133,064,117)	$(366,765)

See accompanying notes to the financial statements

F-4

IMAGING DIAGNOSTIC SYSTEMS, INC.

Statements of Cash Flows

	Year Ended	Year Ended
	June 30, 2018	June 30, 2017

Net loss	$(1,652,442)	$(2,170,493)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,786	7,786
Gain on cancellation of accounts payable	(44,611)	(246,318)
Changes in assets and liabilities:
(Increase) decrease in due from related party	(34,853)	-
(Increase) decrease in royalty receivable	(21,753)	-
(Increase) decrease in other receivables	(850)
(Increase) decrease in prepaid expenses	(1,152)	(6,166)
Increase (decrease) in accounts payable and accrued expenses	(217,129)	(355,593)
Total adjustments	(312,562)	(600,291)

Net cash used in operating activities	(1,965,004)	(2,770,784)

Cash flows from investing activities:	-	-

Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from loan payable	720,000	1,633,000
(Repayment) of loan payable	(182,500)	(543,000)
Proceeds from issuance of convertible note	-	750,000
Proceeds from issuance of common stock	1,500,000	1,110,000

Net cash provided by financing activities	2,037,500	2,950,000

Net increase (decrease) in cash and cash equivalents	72,496	179,216

Cash and cash equivalents at beginning of period	199,044	19,828

Cash and cash equivalents at end of period	$271,540	$199,044

Supplemental Disclosure of cash flow information:
Cash paid during the year for interest	$-	$-
Cash paid during the year for taxes	$-	$-

Non-cash investing and financing activities:
Common Stock issued on conversion of notes payable	$2,063,750	$1,400,000
Common Stock issued per settlement of accrued salaries	$20,000	$277,632
Common Stock issued per settlement of accounts payable	$190,000	$36,000

See accompanying notes to the financial statements

F-5

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(1)	ORGANIZATION AND NATURE OF BUSINESS

Imaging Diagnostic Systems, Inc. (“the Company” or “IDSI”) is a medical technology company that has developed a new, non-invasive CT scanner called CTLM® that uses a laser beam in place of ionizing X-ray for breast imaging. This technology is called Diffuse Optical Tomography. The CTLM® will provide an adjunctive imaging modality to other methods of imaging the breast such as X-ray mammography, MRI and ultrasound.

(2)	GOING CONCERN AND MANAGEMENT’S PLANS

The accompanying financial statements are prepared assuming the Company will continue as a going concern. At June 30, 2018, the Company had an accumulated deficit of $133,064,117, a stockholders’ deficit of $366,765, and a working capital deficiency of $393,943. For the year ended June 30, 2018, net loss totaled $1,652,442. The net cash used in operating activities for the year ended June 30, 2018 totaled $1,965,004. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these financial statements are issued. The ability of the Company to continue as a going concern is dependent upon increasing sales and obtaining additional capital and financing. While the Company believes in the viability of its strategy to increase sales volume and in its ability to raise additional funds, there can be no assurances to that effect. Finally, there can be no assurance that we will obtain FDA marketing or other new international marketing clearances, that the CTLM® will achieve market acceptance or that sufficient revenues will be generated from sales of the CTLM® to allow us to operate profitably. If Viable fails to continue funding, the Company would be materially adversely affected and may have to cease operations due to a lack of funding. These matters affect the Company’s liquidity profile, and management’s plans in those regards are discussed in the paragraphs that follow.

In fiscal year 2019, we anticipate that losses from operations will continue until we obtain marketing clearance through the U.S. Food and Drug Administration (“FDA”), various other international regulatory approvals and begin to generate revenues through the sales of CTLM® systems in the U.S. and other international markets respectively. These losses will be primarily due to an anticipated increase in marketing, manufacturing and operational expenses associated with the international commercialization of the CTLM®, expenses associated with our FDA approval process, and the costs associated with advanced product development activities.

The Company is currently focused on obtaining FDA marketing clearance of its CTLM® Breast Imaging System through the PMA process in the U.S. and to obtain CFDA approval in China. The Company has received the CE Mark which would allow it to sell its CTLM® System in the European Union and other countries that recognize the CE Mark.

The Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise additional capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) successfully develop, market, and sell its products. The Company believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2019 and continue its development and commercialization efforts. However, there can be no assurance that IDSI will generate sufficient revenue to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-6

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation and use of estimates

The financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions also include the valuations of certain financial instruments, stock based compensation, deferred tax assets, the outcome of litigation and tax matters, and other matters that affect the statements of financial condition and related disclosures. Actual results could differ materially from these estimates.

(b) Revenue recognition

The Company sells medical imaging products, parts, and services where permitted to independent distributors and in certain unrepresented territories directly to end-users. Recognition of revenue requires evidence of a contract, probable collection of sales proceeds and completion of substantially all performance obligations. Unless agreed otherwise, our terms with international distributors provide that title and risk of loss passes F.O.B. origin.

(c) Allowance for doubtful accounts

In the event that management determines that a receivable becomes uncollectible, or events or circumstances change, which result in a temporary cessation of payments from the distributor, we will make our best estimate of probable or potential losses in our accounts receivable balance using the allowance method for each quarterly period. Management will review the receivables at the end of each fiscal year and the appropriate allowance will be made based on current available evidence and historical experience.

Our allowance for doubtful accounts was $-0- as of June 30, 2018 and 2017.

(d) Cash and cash equivalents

Holdings of highly liquid investments with original maturities of three months or less and investment in money market funds are considered to be cash equivalents by the Company. There were no cash equivalents at June 30, 2018 or 2017.

(e) Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company places its cash and cash equivalents with high-quality financial institutions. At times, balances in the Company’s cash accounts may exceed the Federal Deposit Insurance Corporation limit of $250,000. At June 30, 2018 and 2017, the Company had approximately $20,400 and $0 in excess of the federally insured limit.

At June 30, 2018 and 2017, the Company had the following 10 percent or greater concentrations of revenue with its customers:

	2018	2017
Trifoil Imaging	80%	0%
Xi’an IDI Laser Image	15%	0%
Alcom Industrial System	0%	96%
All other	5%	4%
Total	100%	100%

F-7

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f) Inventory

Inventories, consisting principally of raw materials, work-in-process (including completed units under testing), finished goods and units placed on consignment, are carried at the lower of cost and net realizable value. Cost is determined using the first-in, first-out (FIFO) method. Raw materials consist of purchased parts, components and supplies. Work-in-process includes completed units undergoing final inspection and testing. The Company periodically reviews the value of items in inventory and records write-downs or write-offs based on its assessment of slow moving or obsolete inventory. The Company maintains a reserve for obsolete inventory and generally makes inventory value adjustments against the reserve.

(g) Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line methods over the estimated useful lives of the related assets. Expenditures for renewals and betterments which increase the estimated useful life or capacity of the asset are capitalized; expenditures for repairs and maintenance are expensed when incurred.

(h) Research and development

Research and development expenses consist principally of expenditures for equipment and outside third-party consultants, raw materials which are used in testing and the development of the Company’s CTLM® device or other products and product software. The non-payroll related expenses include testing at outside laboratories, parts associated with the design of initial components and tooling costs, and other costs which do not remain with the developed CTLM® device.

(i) Net loss per share

The Company relies on the guidance provided by ASC 260, (“Earnings per Share”), which requires the reporting of both basic and diluted earnings per share. Basic net loss per share is determined by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock, as long as the effect of their inclusion is not anti-dilutive.

The Company had 4,811,609,788 and 1,841,098,828 options vested during the fiscal years June 30, 2018 and 2017, respectively.

(j) Stock-based compensation

The Company relies on the guidance provided by ASC 718, (“Share Based Payments”). ASC 718 requires companies to expense the value of employee stock options and similar awards and applies to all outstanding and vested stock-based awards.

F-8

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk-free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period. In fiscal year 2018 and 2017, stock options were granted to employees and consultants and those options are being expensed pursuant to ASC 718.

The fair value concepts were not changed significantly in ASC 718; however, in adopting this Standard, companies were given the option to choose among alternative valuation models and amortization assumptions. We elected to continue to use the Black-Scholes option pricing model and expense the options as compensation over the requisite service period of the grant. We will reconsider use of the Black-Scholes model if additional information becomes available in the future that indicates another model would be more appropriate, or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model. See (15) Stock Options.

(k) Long-lived assets

The Company relies on the guidance provided by ASC 360 (“Property, Plant & Equipment”). ASC 360 requires companies to write down to estimated fair value long-lived assets that are impaired. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In performing the review of recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized.

The Company has determined that no impairment losses need to be recognized for the fiscal years ended June 30, 2018 and 2017.

(l) Income taxes

The Company accounts for income taxes pursuant to the provisions of ASC 740-10, “Accounting for Income Taxes,” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provisions of the ASC 740 -10 related to, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for uncertain tax positions.

F-9

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company has adopted ASC 740-10-25 Definition of Settlement, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. As of the date, these financials were available to be issued, tax years ended June 30, 2014-2018 are still potentially subject to audit by the taxing authorities.

(m) Warranty reserve

The Company warrants all products and parts supplied for a period of 12 months from the date of installation or 15 months from the date the products was/were shipped from IDSI, whichever occurs first. The table below reflects the warranty reserve established for the last two fiscal years. Although the Company tests its product in accordance with its quality programs and processes, its warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure. Based on the Company’s experience, the warranty reserve was estimated based on the replacement cost of the laser and certain electronic parts. Should actual product failure rates or service costs differ from the Company’s estimates, which are based on limited historical data, where applicable, revisions to the estimated warranty liability would be required. The following warranty reserve balances are included in accounts payable and accrued expenses.

	Year Ended	Year Ended
	June 30, 2018	June 30, 2017
Warranty reserve	$6,411	$6,411

(n) Impact of recently issued accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 606 - Revenue Recognition (“ASC 606”) and most industry-specific guidance throughout ASC 606. The standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective on December 15, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. This standard is effective for us on July 1, 2018 and was adopted on that date and for our fiscal year ended June 30, 2019.

In January 2016, the FASB issued revised guidance for the accounting and reporting of financial instruments. The new guidance requires that equity investments with readily determinable fair values currently classified as available for sale be measured at fair value with changes in fair value recognized in net income. The new guidance also simplifies the impairment testing of equity investments without readily determinable fair values and changes certain disclosure requirements. This guidance is effective for interim and annual periods beginning in 2018. Early adoption is not permitted. The adoption of this standard has not had a material impact on our financial position, results of operations or cash flows.

F-10

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. The ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements.

In August 2016, the FASB issued guidance on the classification of certain cash receipts and payments in the statement of cash flows intended to reduce diversity in practice. The guidance is effective for interim and annual periods beginning in 2018. Early adoption is permitted. The guidance is to be applied retrospectively to all periods presented but may be applied prospectively if retrospective application would be impracticable. The Company is currently evaluating the effect of the standard on its Statement of Cash Flows.

In October 2016, the FASB issued guidance on the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Under existing guidance, the recognition of current and deferred income taxes for an intra-entity asset transfer is prohibited until the asset has been sold to a third party. The new guidance will require the recognition of the income tax consequences of an intra-entity transfer of an asset (with the exception of inventory) when the intra-entity transfer occurs. The guidance is effective for interim and annual periods beginning in 2018. Early adoption is permitted. The new guidance is to be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings in the beginning of the period of adoption. The Company does not anticipate the adoption of the new guidance will have a material effect on its financial statements.

In November 2016, the FASB issued guidance requiring that amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance is effective for interim and annual periods beginning in 2018 and should be applied using a retrospective transition method to each period presented. Early adoption is permitted. The Company is currently evaluating the effect of the standard on its Statement of Cash Flows.

In May 2017, the FASB issued guidance clarifying when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The new guidance is effective prospectively for interim and annual periods beginning in 2018. Early adoption is permitted. The Company does not anticipate the adoption of the new guidance will have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

(o) Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, receivables, accounts payable, short-term debt and accrued liabilities approximated their fair values due to the short maturity of these instruments. After a review of our accounts receivable, the Company has not recorded an allowance for doubtful accounts. The fair value of the Company’s debt obligations is estimated based on the quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. At June 30, 2018 and 2017, the aggregate fair value of the Company’s debt obligations approximated its carrying value. The Company relies upon the guidance of ASC 820 (“Fair Value Measurements and Disclosures”). ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly, transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions and risk of nonperformance. ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value:

F-11

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Level 1 - Quoted prices in active markets for identical assets or liabilities

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

(4)	DUE FROM RELATED PARTY

On March 22, 2018, the Board of Directors approved the execution of two agreements with Xi’an IDI Laser Image Ltd. (“Xi’an”) of China, an affiliated Company of IDSI. The agreements are a Know How Transfer Contract and a CTLM Know How Confidentiality Agreement. The contract, having a term of 20 years, stipulates that Xi’an will pay IDSI a know how transfer fee of 25% of revenue for CTLM product sales in their territory. The Company also sells inventory parts or acquires parts from third parties on behalf of Xi’an. As of June 30, 2018 and 2017, the Company has receivables from related parties of $34,853 and $0, respectively as a result of sales of inventory parts or acquisition of parts from third parties on behalf of Xi’an. Xi’an and Viable International Management has common ownership hence these transactions are considered related party transactions.

(5)	ROYALTY RECEIVABLE

On June 16, 2006, the Company entered into a Royalty Agreement with Bioscan Inc. whereby the Company established a licensing relationship with Bioscan which granted Bioscan an exclusive sublicensable, royalty-bearing license to make, use, offer for sale, import and otherwise develop and commercialize products in its territory. Bioscan Inc. was subsequently purchased by TriFoil Imaging. During the nine months ended June 30, 2018, the Company recorded royalty revenue of $83,506 of which $61,753 was paid during fiscal year 2018 leaving a remaining $21,753 of royalty receivable.

F-12

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(6)	INVENTORIES

Inventories consisted of the following:

	June 30,	June 30,
	2018	2017

Raw materials consisting of purchased parts, components and supplies	$415,262	$424,446
Work-in process including units undergoing final inspection and testing	52,500	52,500
Finished goods	15,000	15,000
Total Inventory	482,762	$491,946
Inventory Reserve	(482,762)	(491,946)
Net Inventory	$-	$-

Due to the age of the inventory, lack of demand for parts and lack of sales the Company has booked a reserve for the entire value of its inventory. The inventory impairment is reflected in the statement of operations as cost of sales and amounted to $8,424 and $62,114 for the years ended June 30, 2018 and 2017, respectively.

(7)	PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, less accumulated depreciation:

	June 30, 2018	June 30, 2017	Useful life

Furniture and Fixtures	$261,011	$261,011	5 years
Computers and Equipment	370,704	370,704	5 years
Third Party Software	10,291	10,291	5 years
Clinical Equipment	15,000	15,000	5 years
Total Property & Equipment	657,006	657,006
Less: accumulated depreciation	(629,828)	(622,042)
Total Property & Equipment - Net	$27,178	$34,964

Depreciation expense for the fiscal years June 30, 2018 and 2017 was $7,786 and $7,786 respectively.

(8)	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of June 30,2018 and 2017, accounts payable and accrued expenses totaled $69,756 and $352,114 of which consists of accounts payable of $2,308 and $69,350, warranty reserve of $6,411 and $6,411, accrued interest of $-0-and $139,296, accrued wages payable of $- 0- and $48,295 and other accrued expenses of $61,037 and $88,762, respectively. In June 30, 2018 and 2017 the Company settled various accounts payable and accrued expenses with vendors or wrote-off old accounts payables due to the expiration of the statute of limitation resulting in write-offs of accounts payable and accrued expenses of $44,611 and $246,318 respectively which is included in other income on the accompanying statements of operations. In June 30, 2018 and 2017, the Company issued restricted common shares for settlement of $20,000 and $277,632 of accrued salaries, respectively and $190,000 and $36,000 of accounts payable, respectively.

F-13

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(9)	ACCRUED PAYROLL TAXES AND PENALTIES

As of June 30, 2018 and 2017, the Company owes the IRS $314,019 and $717,151, respectively. Accrued payroll taxes represents unfunded payroll taxes, interest and penalties commencing with the quarter ending March 31, 2010. As part of new management’s restructuring plan, the Company received funds from an accredited investor to be able to make a payment to pay off the payroll tax portion of the amount owed to the IRS. The Company engaged tax counsel to manage the settlement and payment. On June 27, 2018, the IRS provided counsel with a payoff calculation table indicating that the balance of taxes due was $381,224. On June 29, 2018, Viable International Investments LLC provided a bank check in that amount to counsel and they sent the check to the IRS with a letter requesting penalty and interest abatement. The amount due at June 30, 2018 of $314,019 represents the interest and penalty.

(10)	SHORT-TERM DEBT

The following table is a summary of the outstanding note balances for fiscal year end 2018 and 2017.

Noteholder	Interest Rate	Maturity Date	June 30, 2018	June 30, 2017
Related parties debt:
Erhfort, LLC	12% and 15%		$-0-	$300,000
Viable International Management	0%	none	-0-	200,000
Total Related Party Debt			$-0-	$500,000

Non-related debt:
Redwood Management	12%	none	$-0-	$62,500

Viable International Management, LLC has majority ownership in the Company and Erhfort, LLC owns common stock hence these debts are considered related party debt. On July 14, 2017, the Company paid Erhfort $100,000 as partial settlement of debt. Effective January 10, 2018, The Company issued restricted common shares to Erhfort, LLC as settlement of the remaining debt of $200,000. During fiscal year 2017, $200,000 of debt held by an unrelated party was transferred to Viable International Management, LLC. During 2018, the Company issued restricted common shares to Viable as settlement of $200,000 of debt. On April 27,2018, the Company paid Redwood Management $63,500 as settlement of debt plus $1,000 late payment.

(11)	SETTLEMENT OF ACCOUNTS PAYABLE

During the year ended June 30, 2018, the Company settled various accounts payable with vendors or wrote-off old accounts payables due to the expiration of the statute of limitation as a result the Company recorded a Gain on Settlement of Accounts Payable and Accrued Liabilities of $44,611.

On January 30, 2017, the Company entered into another Settlement Agreement (the “Agreement’) with Linda Grable whereas Linda Grable filed a claim against IDSI for unpaid wages and IDSI filed a counterclaim against Grable for breach of the September 10, 2015 Settlement Agreement. The agreement stipulated that IDSI shall pay Grable the total sum of $30,000. In consideration IDSI irrevocably and unconditionally releases all claims raised or could be raised and Grable irrevocable and unconditionally releases IDSI of all suits, claims, demands, obligations and liabilities. The difference between the total balance due and the settlement amounts paid of $79,669 was recorded as a Gain on Settlement of Accounts Payable and Accrued Liabilities for the year ended June 30, 2017.

In June 30, 2017, the Company settled various accounts payable with vendors or wrote-off old accounts payables due to the expiration of the statute of limitation as a result the Company had an additional Gain on Settlement of Accounts Payable and Accrued Liabilities of $166,649.

F-14

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(12)	INCOME TAXES

The Company has net operating loss carryforwards for federal income taxes of approximately $78,946,000 at June 30, 2018, the unused portions of which expire in years 2019 through 2038. The Company accounts for income taxes under Accounting Standards Codification 740, Income Taxes “ASC 740”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial losses and the tax basis of assets and liabilities for both the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Internal Revenue Code Section 382 “IRC 382” places a limitation on the amount of taxable income that can be offset by carry forwards after a change in control (generally greater than a 50% change in ownership). The issuance of the Company’s Series M Preferred Stock on August 4, 2014 resulted in a change of control as defined under IRC 382. As of the change of control date, the taxpayer’s net operating loss carryforwards from prior years was $72,478,914 and the pro rata share of pre-change losses in the tax year ended June 30, 2015 was $109,691. This resulted in total pre-change losses of $72,588,605 subject to limitation under IRC Section 382. On the change date the values of the old loss corporation was $3,168,568 and the AFR was 3.05% resulting in an annual limitation amount of $96,641. The pro rata share of post-change net operating loss incurred in the tax year ended June 30, 2015 and the net operating loss incurred in tax years ended June 30, 2016 through 2018 are not subject to limitation. Post change losses not subject to limitation through June 30, 2018 are $6,454,127.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the periods ended June 30, 2018 and 2017:

	2018	2017
Statutory federal rate	(28.06)%	(35.00)%
State tax rate, net of federal effect	(3.957)%	(3.575)%
Change in valuation allowance	32.017%	38.575%
Effective Tax Rate	-	-

Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. The components of the net deferred tax assets for the years ended June 30, 2018 and 2017 were as follows:

	2018	2017
Deferred tax assets:
Inventory Reserve	$122,356	$189,768
Federal and state net operating loss carry forward	2,027,697	2,445,176
Total deferred tax asset	2,150,053	2,634,944
Less Valuation allowance	(2,150,053)	(2,634,944)
Net Deferred Tax Assets	$-	$-

The Company has fully reserved the deferred tax asset due to management’s determination that it is highly unlikely that the Company will generate taxable income in the future and realize the tax benefits of the net operating loss carryforwards and due to the limitation of income that can be offset by net operating loss carry forwards in future periods under IRC section 382 because of change in control that occurred on August 4, 2014. The valuation allowance increased (decreased) ($484,891) and $797,453 for the years June 30, 2018 and 2017, respectively. Effective December 22, 2017 a new tax bill was signed into law that reduced the federal income tax rate for corporations from 35% to 21%. The new bill reduced the blended tax rate for the Company from 38.575% to 25.345%. The change in blended tax rate reduced the 2018 net operating loss carry forward deferred tax assets by approximately $1,122,000.

F-15

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(13)	CONVERTIBLE PREFERRED STOCK

The following schedule reflects the number of shares of preferred stock that have been issued, converted and are outstanding as of June 30, 2018:

Security	Date Issued	No. of Shares	Amount	Date of Conversion	No. of Shares Converted	Amount Converted	Balance 06/30/2018
Series M Cv Pfd	8/1/2014	250	$2,500,000	4/18/2017	6	$60,000
				11/21/2017	3	$30,000	$2,410,000
Series M Cv Pfd	8/31/2015	200	2,000,000				2,000,000
Series M Cv Pfd	4/22/2016	150	1,500,000				1,500,000
Total		600	$6,000,000				$5,910,000
Accrued Dividends							1,679,173
							$7,589,173

Series L Cv Pfd	2/10/2010	35	$350,000	1/6/2011	15	$150,000	$200,000
Accrued Dividends							161,914
							$361,914

Series L Convertible Preferred Stock

On March 31, 2010, a private investor converted a $350,000 short-term promissory note into 35 shares of Series L Convertible Preferred Stock. The original purchase price/stated value is $10,000 per share and dividends accrue at an annual rate of 9%. The preferred stock is convertible into 473,934 shares of common stock for each share of preferred stock. On January 6, 2011, the private investor converted 15 shares of Series L Convertible Preferred Stock representing a principal value of $150,000. After the conversion, the private investor held 20 shares representing a principal value of $200,000. The remaining principal value of $200,000 is presented on the balance sheet as a current liability. At June 30, 2018 and June 30, 2017, the balance of cumulative dividends owed to the investor which is included in redemption value was $161,914 and $143,914, respectively. The remaining principal value of $200,000 plus the cumulative dividend are presented on the balance sheet as a current liability of $361,914 as of June 30, 2018 and $343,914 as of June 30, 2017.

Series M Convertible Preferred Stock

The Company, during fiscal year ending June 30, 2015, sold Series M Convertible Preferred Stock to Viable International Investments, LLC, a Florida limited liability company, (“Viable”). The original purchase price/stated value of each share of Series M Preferred Stock shall be $10,000 and Viable shall be entitled to receive cumulative dividends at the fixed rate of 9% of the stated value per share per annum. The first tranche of the private placement sale of 250 shares of convertible preferred stock was made pursuant to a Securities Purchase Agreement (the “Agreement”) dated June 27, 2014 between the Company and Viable. The Agreement stipulated the payment of a $100,000 non-refundable deposit which was paid on June 27, 2014 and applied to the purchase price on the first closing date, August 4, 2014. After the first closing, $2,400,000 was paid by Viable to purchase 250 shares of convertible preferred stock which provided a 78.9% voting and economic interest in the Company’s capital stock representing a change in control of the Company. Because of delays in restructuring the Company and executing its business plan, Viable was unable to convert its Series M Convertible Preferred Stock into Common Stock according to its timeline. On June 1, 2016, Viable presented the Company with a Waiver that hereby and permanently waived its rights under Section 3 – Redemption at Holder’s Option of the Certificate of Designations of the Series M Preferred Stock. Therefore, the Company reclassified the Series M Preferred Shares to permanent equity from temporary equity on June 1, 2016. Viable fully intends to convert its remaining balance of Series M Convertible Preferred Stock into common stock after the completion of its restructuring plan.

F-16

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(13)	CONVERTIBLE PREFERRED STOCK (Continued)

Viable, at its option, deviated from the stipulated payment schedules and purchased 200 Series M shares for $2,000,000 on August 31, 2015 and 150 Series M shares for $1,500,000 on April 22, 2016, which completed all of the payments required pursuant to the Securities Purchase Agreement. The Series M dividends may be paid at the Company’s option in cash or common stock. Accordingly, after the reclassification of Series M from temporary equity to permeant equity the Company has continued to accrue the dividend as a charge to retained earnings and a credit to preferred stock Series M in permanent equity. At June 30, 2018 and June 30, 2017, the balance of cumulative dividends owed to the investor which is included in redemption value was $1,679,173 and $1,146,215, respectively.

On November 21, 2017, Viable exercised its right to convert three shares of its Series M Convertible Preferred Stock valued at $30,000 into 441,848,169 shares of restricted common stock. Subsequent to the conversion, Viable sold a total of 392,156,863 restricted common shares to three accredited investors in China and retained 49,691,306 restricted common shares for its portfolio. The underlying Series M Convertible Preferred Stock held by Viable was issued with a restricted legend pursuant to Rule 144 because the shares were not registered. Any conversions to common stock would also be issued with a restricted legend pursuant to Rule 144.

On April 18, 2017, Viable exercised its right to convert six shares of its Series M Convertible Preferred Stock valued at $60,000 into 883,696,338 shares of restricted common stock. Subsequent to the conversion, Viable sold a total of 872,786,507 restricted common shares to three accredited investors in China and retained 10,909,831 restricted common shares for its portfolio. The underlying Series M Convertible Preferred Stock held by Viable was issued with a restricted legend pursuant to Rule 144 because the shares were not registered. Any conversions to common stock would also be issued with a restricted legend pursuant to Rule 144.

(14)	COMMON STOCK

As of June 30, 2018, The Company has 40,000,000,000 (30,000,000,000 prior to June 29, 2018) of common shares no par value authorized and 2,000,000 of no par preferred shares authorized.

During the year ended June 30, 2018, the Company issued a total of 11,822,730,521 shares of its common stock.

On November 21, 2017, Viable exercised its right to convert three shares of its Series M Convertible Preferred Stock valued at $30,000 into 441,848,169 shares of restricted common stock.

The Company issued shares pursuant to subscription agreement as follows:

On November 21, 2017, the Company sold 588,235,294 restricted common shares to a non-affiliated accredited investor pursuant to a Subscription Agreement for $300,000. The price per share was approximately $0.051 per 100 shares.

On April 23, 2018, the Company sold 588,235,294 restricted common shares to a non-affiliated accredited investor pursuant to a Subscription Agreement for $300,000. The price per share was approximately $0.051 per 100 shares.

On May 20, 2018, the Company sold 392,156,863 common shares of restricted stock to an accredited investor, pursuant to a subscription agreement for $200,000. The shares, priced at $.051 per 100 shares, were issued on June 30, 2018.

On June 28, 2018, the Company sold 1,372,549,020 common shares of restricted stock to an accredited investor, pursuant to a subscription agreement for $700,000. The shares, priced at $.051 per 100 share, were issued on June 30, 2018.

F-17

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(14)	COMMON STOCK (Continued)

The Company issued shares as settlement of Company debt as follows:

On January 10, 2018, the Company issued 1,000,000,000 restricted common shares as settlement of $200,000 of Company debt. The price per share was $0.02 per 100 share.

On April 23, 2018, the Company issued 1,500,000,000 restricted common shares as settlement of $300,000 of Company debt. The price per share was $0.02 per 100 share.

On June 28, 2018, the Company issued 3,000,000,000 restricted common shares as settlement of $600,000 of Company debt. The price per share was $0.02 per 100 share.

On August 15, 2016, an accredited investor, loaned the Company the sum of $750,000 pursuant to a convertible promissory note. Pursuant to a debt to equity agreement dated June 28, 2018, the investor converted the principal of $750,000 and interest of $213,750 into 1,889,705,880 shares of restricted common stock. The conversion price was $.00051 per share, based on the last cash price of Company’s common stock. The conversion feature per the agreement is based on the public market trading price and since the Company is not an active trading company, the most recent cash price was used.

The Company issued shares as settlement of Accounts Payable and Accrued Expenses as follows:

On January 10, 2018, the Company issued 100,000,000 restricted common shares as settlement of $20,000 accrued salaries. The price per share was $0.02 per 100 share.

On January 10, 2018, the Company issued 240,000,000 restricted common shares as settlement of $48,000 of accounts payable. The price per share was $0.02 per 100 share.

On April 23, 2018, the Company issued 710,000,000 restricted common shares as settlement of $142,000 of accounts payable. The price per share was $0.02 per 100 share.

During the year ended June 30, 2017, the Company issued a total of 11,955,662,654 shares of its common stock as follows:

On April 18, 2017, Viable exercised its right to convert six shares of its Series M Convertible Preferred Stock valued at $60,000 into 883,696,338 shares of restricted common stock.

The Company issued shares pursuant to subscription agreement as follows:

The Company sold 1,963,769,642 restricted common shares to a non-affiliated accredited investor pursuant to a Subscription Agreement dated November 28, 2016 for $1,000,000. The price per share was approximately $0.051 per 100 shares.

The Company sold 490,942,431 restricted common shares to a non-affiliated accredited investor pursuant to a Subscription Agreement dated December 9, 2016 for $100,000. The price per share was approximately $0.02 per 100 shares.

The Company sold 49,094,243 restricted common shares to a non-affiliated accredited investor pursuant to a Subscription Agreement dated December 14, 2016 for $10,000. The price per share was approximately $0.02 per 100 share.

The Company issues shares off settlement of Company debt as follows:

The Company issued 7,000,000,000 restricted common shares as settlement of $1,400,000 of Company debt on June 12, 2017. The price per share was $0.02 per 100 share.

The Company issued 1,388,160,000 restricted common shares as settlement of $277,632 accrued salaries on June 12, 2017. The price per share was $0.02 per 100 share.

F-18

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(14)	COMMON STOCK (Continued)

The Company issued shares as settlement of Accounts Payable and Accrued Expenses as follows:

The Company issued 180,000,000 restricted common shares as settlement of $36,000 of accounts payable on June 12, 2017. The price per share was $0.02 per 100 share.

(15)	STOCK OPTIONS

On December 4, 2016, the Board of Directors adopted the Company’s 2016 Equity Incentive Plan which was subsequently approved and adopted by majority written consent in lieu of an annual meeting. The purpose of the Plan is to encourage and enable the officers, employees, directors and other key persons (including consultants) of the Company, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On January 1, 2017, the Board granted options to purchase a total of 7,364,136,154 shares all with an exercise price of $0.0002 per share. Options were granted to nine employees to purchase 5,498,554,996 shares and to six consultants to purchase 1,865,581,158 shares. On January 1, 2018, the Board granted options to purchase 5,000,000,000 shares all with an exercise price of $0.0002 per share to four consultants. On May 1, 2018, the Board granted options to purchase 500,000,000 shares all with an exercise price of $0.0002 per shares to an additional consultant.

In computing the impact of stock option grants, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk-free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company cannot assess its forfeiture rate at this time. During the year ended June 30, 2018, the options issued above were valued using the Black-Scholes but based on excise price and fair value being the same the option had a zero value.

	Year end June 30, 2018	Year end June 30, 2017
Expected volatility	0.00%	0.00%
Expected term	3 Years	3 Years
Risk-Free interest rate	2.79% to 3.08%	2.79% to 3.08%
Forfeiture rate	0.00%	0.00%
Expected dividend rate	0.00%	0.00%

The expected term is estimated as the numbers needed for the calculation will not be available until the underlying common stock is quoted on the OTCmarket for a sufficient amount of time to obtain historical patterns and volatility.

F-19

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(15)	STOCK OPTIONS (Continued)

The following table summarizes information about all of the stock options outstanding at June 30, 2018 and June 30, 2017:

Employees/Consultants	Shares	Wtd. Avg.
Outstanding at June 30, 2016	-	$-
Granted	7,364,136,154	$0.0002
Exercised	-	$-
Cancelled	(736,413,616)	$0.0002
Outstanding at June 30, 2017	6,627,722,540	$0.0002
Granted	5,500,000,000	$0.0002
Exercised	-	$-
Cancelled	(490,942,411)	$-
Outstanding at June 30, 2018	11,636,780,127	$0.0002

At June 30, 2018, the Company has issued options pursuant to six different stock option plans of which the previous five plans through and including the 2012 Non-Statutory Plan have a remaining total of options vested and exercisable to purchase 64,778 shares at exercise prices from a high of $57.00 to a low of $0.35 per share.

Employees/Consultants	Shares	Wtd. Avg.
Outstanding at June 30, 2016	118,228	$7.55
Granted	-	$-
Exercised	-	$-
Cancelled	(53,442)	$2.06
Outstanding at June 30, 2017	64,786	$12.07
Granted	-	$-
Exercised	-	$-
Cancelled	(51,877)	$14.77
Outstanding at June 30, 2018	12,909	$1.21

Vested & Exercisable Stock Options	June 30, 2018	June 30, 2017
Employee 2016 Equity Plan	-	-
Director 2016 Equity Plan	-	-
Employee Other Plans	12,909	64,778
Directors and Consultants Other Plans	-	-
Total	12,909	64,778

F-20

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(15)	STOCK OPTIONS (Continued)

The Company’s common stock, symbol IMDS, was quoted on OTCmarkets.com Pink until September 25, 2014 at which time IDSI’s registration was revoked by the Securities and Exchange Commission (SEC) for failure to timely file its Quarterly and Annual Reports. The last quoted price was $.0001. Because the Company was de-registered and OTC markets did not provide a quote for IMDS, there is no public market for the Company’s shares. Given these facts and the adjusted for stock split exercise prices, it is highly unlikely that any employee holding options, will exercise them. However, the Company has sufficient authorized shares available for all outstanding options, but if exercised, the shares will be issued with a restricted legend because the Company is not registered with the SEC. Further, the Company is not a fully reporting Company and is unable to file an S-8 Registration Statement to register shares issued because of option exercise pursuant to various stock option agreements.

(16)	COMMITMENTS AND CONTINGENCIES

The Company previously carried $3,000,000 in product liability insurance to cover both clinical sites and sales. As part of its cost savings initiatives, the Company cancelled the policy as it had not had any adverse experiences after conducting more than 25,000 patient scans worldwide. The Company is now self-insuring the risk of product liability. The Company is about to begin a new series of clinical trials in the U.S. and also to engage the services of a medical device contract manufacturer. Each hospital will have their own requirements regarding product liability insurance and the Company will obtain such insurance when requested. The medical device manufacturer has stated in their contract that they will require $2,000,000 product liability insurance before commencing the manufacture of CTLM® systems.

From May 2010 to June 2012, claims were made by the IRS for payment of our accrued payroll taxes, interest and penalties, which as of June 30, 2012 was $1,489,640. We engaged tax counsel to handle this matter and intend to fully satisfy our payroll tax obligations. In order to qualify for an IRS Installment Agreement, we must be current in our payment of payroll taxes in the period they are due. We have paid all of our current payroll taxes payable for the calendar year 2018 and 2017.

On August 4, 2014 Viable International Investments, LLC purchased 250 shares of convertible preferred stock for $2,500,000, which gave them a 78.9% voting and economic interest in the Company’s capital stock representing a change in control of the Company. New management’s tax counsel negotiated a new Installment Agreement which stipulated a lump sum payment of $250,000, which was paid on September 4, 2014 and monthly installment payments of $20,000 beginning in September 2014 due on the 18th of each month until the balance of payroll taxes, interest and penalties are paid in full.

During 2018, as part of new management’s restructuring plan, the Company received funds from an accredited investor to pay off the payroll tax portion of the amount owed to the IRS. The Company engaged tax counsel to manage the settlement and payment. On June 27, 2018, the IRS provided counsel with a payoff calculation table indicating that the balance of taxes due was $381,224.34. On June 29, 2018, Viable International Investments LLC provided a bank check in that amount to counsel and they sent the check to the IRS with a letter requesting penalty and interest abatement. The Company is awaiting a response from the IRS.

The Company leases a commercial building from Isco Properties, LLC for its offices and warehouse in Fort Lauderdale, FL. The term of the lease is five years beginning February 2014 with a monthly base rent beginning at $6,360 and increasing at a rate of 3% per year. The total rent commitment for the five years is $405,031 of which $355,017 has been paid through June 30, 2018, leaving a balance due of $50,014, Total rent expense for operating leases for offices and manufacturing facilities amounted to $84,554 and $81,980 for the years ended June 30, 2018 and 2017, respectively. As of June 30, 2018, the Company has not renewed the lease.

F-21

IMAGING DIAGNOSTIC SYSTEMS, INC.

Notes to Financial Statements

June 30, 2018 and 2017

(16)	COMMITMENTS AND CONTINGENCIES (Continued)

On October 24, 2014, Deborah O’Brien (“O’Brien), a Colorado resident, was the Company’s former Senior Vice President, filed a complaint in the District Court of Denver, Colorado seeking personal jurisdiction in the State of Colorado for a claim of unpaid wages and expenses in the amount of $379,323. On January 9, 2015, the Company responded by filing a motion to dismiss O’Brien’s complaint for lack of personal jurisdiction.

An evidentiary hearing was held on June 26, 2015 in the district court in Denver, CO and the judge granted our motion and the case was dismissed without prejudice for lack of personal jurisdiction. In May 2016, O’Brien engaged Florida counsel to pursue her alleged claim for unpaid wages. Her attorney wrote a letter to the Company’s CFO seeking unpaid wages. O’Brien’s employment contract with the Company expired on March 22, 2012. Under Florida law, O’Brien would then be deemed an employee at will after March 22, 2012 and subject to the Federal and State of Florida wage statute of limitations, which is two years. If O’Brien files a complaint in Broward County, Florida, the Company will vigorously defend this complaint. No monetary contingency has been allocated for this matter.

Expired Operating Lease- Fort Lauderdale Business Plaza Associates

On September 30, 2013, the Company’s lease with Fort Lauderdale Business Plaza Associates (the “Landlord”) for the premises located at 5307 NW 35th Terrace, Fort Lauderdale, FL 33309 expired and we did not exercise our option to renew for three more years. We continued to occupy the premises on a month to month basis giving us time to find a less expensive facility. The landlord refused to repair or replace two roof top air conditioning units so we engaged counsel who advised that the Landlord had violated Florida Statute 83.201 by failing to provide air conditioning which is deemed a utility in the State of Florida. In 2013, we calculated the amount of rent due of $41,262 when we had no air conditioning for our offices and recorded that amount as other income for the debt cancellation. Although the Company does not anticipate any further litigation we accrued $27,607 for rent, which our attorney determined is our maximum liability for rent when the air conditioning was functioning.

(17)	SUBSEQUENT EVENTS

On July 12, 2018, the majority shareholder of the Company, Viable International Investments, LLC delivered a written request to effect a one-for-1000 reverse stock split in the form of a Written Consent of the Majority Shareholder of Imaging Diagnostic Systems, Inc. The Board of Directors of the Corporation believed it to be in the best interest of the Corporation and has recommended that its stockholders effect a one-for-1000 reverse stock split of the Corporation’s issued and outstanding shares of Common Stock and to decrease the amount of shares of Common Stock authorized to be issued from 40,000,000,000 shares to 500,000,000 shares. The Company filed an amended and Restated Articles of Incorporation with the Florida Secretary of State on July 12, 2018 to record this action of the Board of Directors.

On August 7, 2018, Viable International Investments, LLC converted its remaining 591 shares Series M Convertible Preferred Stock into 87,044,089 shares of the Company’s Common Stock, no par value, after adjustment for the Company’s reverse stock split dated as of July 27, 2018

We have evaluated subsequent events through August 13, 2018, which is the date the financials were available to be issued and have determined that there are no additional significant events that require adjustment to, or disclosure in, the accompanying financial statements.

F-22

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)       Financial Statements

Report of Independent Registered Public Accounting Firm

Balance Sheet at June 30, 2018 and 2017

Statements of Operations for the years ended June 30, 2018 and 2017

Statements of Changes in Stockholders’ Deficit for the years ended June 30, 2018 and 2017

Statements of Cash Flows for the years ended June 30, 2018 and 2017

Notes to Financial Statements

(b)       Exhibits

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation filed on July 12, 2018 with the Florida Department of State.
3.2	Bylaws of the Company
10.1	Stock Purchase Agreement dated as of June 27, 2014, among Viable, IDSI and certain IDSI affiliates are incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on July 1, 2014 (File No. 000-26028).
10.2	Form of Certificate of Designations dated July 31, 2018 are incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on July 1, 2014 (File No. 000-26028).
10.3	Technology Licensing Agreement with Xi’an IDI Laser Image Co. Ltd. dated as of June 20, 2017

41

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

IMAGING DIAGNOSTIC SYSTEMS, INC.
Date: August 28, 2018	By:	/s/ David Fong
David Fong, CFO

42